LKCM

FUNDS

LKCM Small Cap Equity Fund

LKCM Small-Mid Cap Equity Fund

LKCM Equity Fund

LKCM Balanced Fund

LKCM Fixed Income Fund

Annual Report

December 31, 2012

Dear Fellow Shareholders:

We report the following performance information for the LKCM Funds:

Funds	Inception Dates	NAV @ 12/31/12	Net Expense Ratio*, **	Gross Expense Ratio**	One Year Total Return Ended 12/31/12	Five Year Average Annualized Return Ended 12/31/12	Ten Year Average Annualized Return Ended 12/31/12	Avg. Annual Total Return Since Incept.
LKCM Equity Fund –
Institutional Class	1/3/96	$17.62	0.81%	1.00%	15.69%	4.04%	7.83%	7.47%
S&P 500 Index[1]					16.00%	1.66%	7.10%	6.95%
LKCM Small Cap Equity Fund –
Institutional Class	7/14/94	$22.69	N/A	0.96%	9.74%	4.24%	10.20%	10.71%
Russell 2000 Index[2]					16.35%	3.56%	9.72%	8.40%
LKCM Small Cap Equity Fund –
Adviser Class	6/5/03	$22.07	N/A	1.21%	9.45%	3.97%	N/A	9.25%
Russell 2000 Index[2]					16.35%	3.56%	N/A	8.10%
LKCM Small-Mid Cap Equity Fund –
Institutional Class	5/2/11	$9.68	1.01%	2.15%	9.26%	N/A	N/A	-1.92%
Russell 2500 Index[3]					17.88%	N/A	N/A	1.64%
LKCM Balanced Fund	12/30/97	$16.11	0.80%	1.14%	12.20%	4.73%	7.21%	5.46%
S&P 500 Index[1]					16.00%	1.66%	7.10%	4.47%
Barclays U.S. Intermediate
Government/Credit Bond Index[4]					3.89%	5.18%	4.62%	5.58%
LKCM Fixed Income Fund	12/30/97	$11.23	0.65%	0.72%	5.44%	5.81%	4.67%	5.30%
Barclays U.S. Intermediate
Government/Credit Bond Index[4]					3.89%	5.18%	4.62%	5.58%

Performance data quoted represents past performance and does not guarantee future results. The investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than the original cost. Current performance of the Fund may be lower or higher than the performance quoted. Performance data current to the most recent month end may be obtained by calling 1-800-688-LKCM. The Funds impose a 1.00% redemption fee on shares held less than 30 days. If reflected, the fee would reduce performance shown.

*	The Adviser has contractually agreed to waive all or a portion of its management fee and/or reimburse the Fund to maintain designated expense ratios through April 30, 2013. Investment performance reflects fee waivers, if any, in effect. In the absence of such waivers, total return would be reduced. Investment performance is based upon the net expense ratio.
**	Expense ratios above are as of December 31, 2011, the Funds’ prior fiscal year end, as reported in the Funds’ most recent prospectus. Expense ratios reported for other periods in the financial highlights of this report may differ.
1	The S&P 500 Index is an unmanaged capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.
2	The Russell 2000 Index is an unmanaged index which measures the performance of the 2,000 smallest companies in the Russell 3000 Index.
3	The Russell 2500 Index is an unmanaged index which measures the performance of the 2,500 smallest companies in the Russell 3000 Index.
4	The Barclays U.S. Intermediate Government/Credit Bond Index is an unmanaged market value weighted index measuring both the principal price changes of, and income provided by, the underlying universe of securities that comprise the index. Securities included in the index must meet the following criteria: fixed as opposed to variable rate; remaining maturity of one to ten years; minimum outstanding par value of $250 million; rated investment grade or higher by Moody’s Investors Service or equivalent; must be dollar denominated and non-convertible; and must be publicly issued.

Note: These indices defined above are not available for direct investment.

2012 Review

In many ways, the storyline of 2012 was the myopic focus on “tail risk,” which generally refers to events that are not likely, but are possible. A year ago, the list of tail risks included a hard economic landing in China, countries being expelled from the European Monetary Union, war in the Middle East and a disastrous domestic fiscal crunch. While none of these events came to pass, there was continuous concern of calamity around the next corner. Not unexpectedly, a pattern developed in the equity market where a relief rally ensued as the specter of each crisis faded. With the looming debt ceiling debate and sequestration onset scheduled in the first quarter of 2013, this pattern appears likely to continue in the short-run.

Early in 2012, global manufacturing data were better than expected, which helped fuel a strong equity market rally during the first quarter. The second quarter of 2012 was marked by a stall in manufacturing data, a cut in Chinese economic growth expectations and an increasing probability that Greece would exit the European Economic and Monetary Union. Last year marked the third consecutive year in which the equity market weakened during the summer over concern of sagging economic growth. A combination of further monetary easing by the Federal Reserve Bank and the European Central Bank in the third quarter of 2012 helped increase equity prices.

Beginning in the fall, our research revealed an increasing tendency for companies to delay significant capital decisions until resolution of the “fiscal cliff”. Although the most recent readings of manufacturing data are mixed, our research indicates we may see positive signs that manufacturing activity is improving early in 2013. We believe there are already early signs of a potential mini-renaissance in U.S. manufacturing as companies begin to bring many of these jobs back onshore. The shift to Asian manufacturing in the 1990’s was driven by cheaper labor and occurred at a time when oil was closer to $25 per barrel rather than $100 per barrel. Companies are citing time to market, quality, high energy costs and lower labor contribution to products as the impetus to bring manufacturing back to the United States.

We believe the quasi-resolution of the fiscal cliff reflected the current Washington D.C. model to reach for the lowest common denominator while deferring substantive progress. While a bevy of tax changes prevented an increase in tax rates across the board, Congress fell short of addressing spending cuts including sequestration. We believe these crucial items may instead be held hostage to the federal debt ceiling debate which is expected to occur over the first few months of 2013.

2013 Outlook

We believe the global economy is entering 2013 with a slight increase in momentum. The increased activity appears to be driven by the corporate sector which slowed in the middle of 2012 as concerns over the EuroZone and China intensified. Domestically, the corporate sector has been gripped by uncertainty around the Presidential election, fiscal cliff and tax issues. Policy actions in China have bolstered its economic growth forecast for 2013 and the European Central Bank’s actions in the second half of last year appear to have temporarily arrested further deterioration in the economic outlook for the EuroZone. Offsetting the benefit of the modest uptick in global growth are the home-grown issues of higher payroll taxes and a patchwork of additional tax increases. Our current forecast suggests that real Gross Domestic Product will grow between 2.0% and 2.4% in 2013, although we expect the growth to be back-end loaded.

We expect the negative real interest rate environment will remain an economic tailwind in 2013. Our base case is that the Federal Reserve’s conditional thresholds for higher interest rates of unemployment below 6.5% and inflation above 2.5% will not be met in 2013. This is not a deviation from the consensus forecast of many market observers. However, we stand apart from consensus in that we would not be surprised if capital markets began to focus more intently on this issue and discount higher rates towards the end of 2013. Current data such as average hourly earnings, excess manufacturing capacity and low velocity of the money stock suggest that inflation is not a near-term threat. With global growth accelerating, particularly with better economic data from China, we believe inflation expectations could rise in the marketplace during 2013 even though there are few indications of inflationary pressure today.

Although we have previously mentioned housing as a positive force for economic growth, we remain in the early stages of this development. We believe home prices have stabilized and begun to move higher. The monthly supply of new homes was approximately 4.9 months at year-end, well below the long-term average. The 30-year conventional mortgage rate rests at all-time lows. In our view, housing has the potential to add 1.0% growth to Gross Domestic Product in 2013. While this may represent a best case scenario, we believe there is little question that housing will positively impact the economy in 2013 to a greater degree than 2012.

Housing continues to positively impact consumer sentiment, and the wealth effect of housing helps sustain our continued outlook for positive consumer spending. Examining the domestic economy, we find that there has been little net deleveraging. However, there has been a significant shift of leverage from the private to the public sector. This has contributed to robust consumer spending, although the 2% payroll tax cut expiration on January 1, 2013, translates directly into a tax increase on discretionary income for a majority of paycheck earners in the country. Consistent with the nation’s approach to many difficult issues, Congress opted to bolster the consumer at the expense of the nation’s fiscal situation. However, this is largely an exercise in semantics. The private sector remains on the hook for public debt and ultimately pays the price through a combination of higher taxes, reduced services or inflation.

Although corporate profits registered a new high in 2012, we believe that it was valuation expansion which drove the equity market return. Earnings for the Standard & Poor’s 500 Index grew an estimated 3.0% in 2012 compared to the index return of 16.0% for the year. Although the Standard & Poor’s 500 Index’s earnings multiple of approximately 13.8X at year-end, based on trailing twelve month earnings, represents some multiple expansion in 2012, we are comfortable with the current market valuation. Our forecast for 2013 is for higher earnings growth, but less multiple expansion compared with 2012. The greatest risk to our outlook would be disappointing corporate earnings resulting from a combination of weaker consumer spending than expected, follow-on effects of the fiscal cliff debate and a surge in inflation.

We continue to anticipate a significant reallocation from bond funds into equity funds. Over the past four years, investors have plowed more than $1 trillion into bond mutual funds while withdrawing $500 billion from domestically oriented equity mutual funds. We believe this action is simply a reflection of stock price action from October 2007 through the March 2009 low in the equity market. However, since January 2009, the Standard & Poor’s 500 Index has posted a 14% compounded annual return, or roughly double the average of the past fifty years. In contrast, the compounded annual return on 10-Year U.S. Treasury bonds is 4.0% over this same time period. Given our view that equity valuations are attractive and bond valuations are less attractive, we maintain our cautious stance on the bond market. When rates begin to rise, there is likely to be a large asset allocation shift from bonds to equities. This may not be a 2013 event, but if our view on growing inflationary concerns unfolds in 2013, we think the markets will move meaningfully closer to reversing the equities-to-bonds money flow.

LKCM Equity Fund

The LKCM Equity Fund performed in line with the S&P 500 Index for the year ended December 31, 2012. The Fund’s performance relative to the benchmark benefited from stock selection in the Consumer Discretionary, Healthcare and Materials sectors, while stock selection in the Financials and Information Technology sectors detracted from the Fund’s relative performance. Our decision to overweight the Consumer Discretionary sector and underweight the Energy sector also enhanced the Fund’s performance relative to the benchmark, but our underweight position in the Financials sector detracted from the Fund’s relative performance. We believe the Fund’s concentration on quality companies can provide an opportunity to add value for the Fund and its shareholders in the upcoming year.

Total Return Year Ended December 31, 2012
LKCM Equity Fund	15.69%
S&P 500 Index	16.00%

LKCM Small Cap Equity Fund

The LKCM Small Cap Equity Fund underperformed the Russell 2000 Index during the year ended December 31, 2012. The Fund’s underperformance relative to the benchmark primarily resulted from our stock selection decisions, as our sector allocation decisions benefited the Fund’s returns. Stock selection in the Consumer Discretionary, Financials and Information Technology sectors detracted from the Fund’s relative performance, while our stock selection in the Healthcare sector benefited the Fund’s relative performance. Our decision to overweight the Consumer Discretionary sector benefited the Fund’s relative performance. Overall, we believe 2012 was a year in which the market was not interested in the companies identified by our small cap investment strategy, as our investments did not appreciate to the same degree as the benchmark.

Total Return Year Ended December 31, 2012
LKCM Small Cap Equity Fund – Institutional Class	9.74%
Russell 2000 Index	16.35%

LKCM Small-Mid Cap Equity Fund

The LKCM Small-Mid Cap Equity Fund underperformed the Russell 2500 Index during the year ended December 31, 2012. The Fund’s underperformance relative to the benchmark primarily resulted from our stock selection decisions. Stock selection in the Energy, Industrials, Materials and Financials sectors detracted from the Fund’s relative performance, while our stock selection in the Information Technology sector slightly benefited the Fund’s relative performance. Our sector allocation decisions did not have a meaningful impact on the Fund’s performance relative to the benchmark. Overall, we believe 2012 was a year in which the market was not interested in the companies identified by our small-mid cap investment strategy, as our investments did not appreciate to the same degree as the benchmark.

Total Return Year Ended December 31, 2012
LKCM Small-Mid Cap Equity Fund	9.26%
Russell 2500 Index	17.88%

LKCM Balanced Fund

The LKCM Balanced Fund’s blend of equity and fixed income securities, along with stock selection, benefited the Fund’s performance during the year ended December 31, 2012. Our stock selection decisions in the Healthcare, Consumer Discretionary and Materials sectors were positive to the Fund’s relative performance, while stock selection decisions in the Financials, Industrials and Information Technology sectors detracted from the Fund’s relative performance. The Fund continued to focus its holdings of fixed income securities on investment grade corporate bonds, which generated income for the Fund and helped reduce the overall volatility of the Fund’s performance during the year.

Total Return Year Ended December 31, 2012
LKCM Balanced Fund	12.20%
S&P 500 Index	16.00%
Barclays U.S. Intermediate Government/Credit Bond Index	3.89%

LKCM Fixed Income Fund

The LKCM Fixed Income Fund outperformed its benchmark, the Barclays Intermediate Government/Credit Bond Index, during the year ended December 31, 2012, advancing 5.44% versus 3.89% for the benchmark. During the year, the corporate market continued to be bolstered by strong balance sheets and cash flow metrics and investors searched for yield, causing spreads relative to Treasuries to tighten further and yields to decline throughout much of the year. The Fund’s primary corporate bond focus, along with an overweighting in the

Financials sector, were additive to relative performance as the healing of the Financials sector continued and U.S. Treasury and Agency issues lagged despite the Federal Reserve’s extraordinary quantitative easing measures. The Fund was defensively postured with a 3.6 year average duration relative to the 3.9 average duration of the benchmark, which detracted from the Fund’s relative performance as longer duration issues continued to outperform their shorter duration counterparts. We believe the Fund’s investment emphasis on a diversified portfolio of high-quality, short-to-intermediate duration corporate bonds has the Fund well-positioned in this increasingly dynamic market environment.

Total Return Year Ended December 31, 2012
LKCM Fixed Income Fund	5.44%
Barclays U.S. Intermediate Government/Credit Bond Index	3.89%

J. Luther King, Jr., CFA, CIC

February 1, 2013

The information provided herein represents the opinion of J. Luther King, Jr., CFA, CIC and is not intended to be a forecast of future events, a guarantee of future results, nor investment advice.

Please refer to the Schedule of Investments found on pages 15-27 of the report for more information on Fund holdings. Fund holdings and sector allocations are subject to change and are not recommendations to buy or sell any securities.

Mutual fund investing involves risk. Principal loss is possible. Past performance is not a guarantee of future results. Small and medium capitalization funds typically carry additional risks, since smaller companies generally have a higher risk of failure, and, historically, their stocks have experienced a greater degree of market volatility than stocks on average. Investments in debt securities typically decrease in value when interest rates rise. This risk is greater for longer-term debt securities. These risks are discussed in the Fund’s summary and statutory prospectuses.

Current and future portfolio holdings are subject to risk.

Diversification does not assure a profit nor protect against loss in a declining market.

Earnings growth is not a measure of the Fund’s future performance.

Duration is a commonly used measure of the potential volatility of the price of a debt security, or the aggregate market value of a portfolio of debt securities, prior to maturity. Securities with a longer duration generally have more volatile prices than securities of comparable quality with a shorter duration.

Cash flow measures the cash generating capability of a company by adding non-cash charges (e.g. depreciation) and interest expense to pretax income.

Earnings multiple: The earnings multiple of a stock, also called the price/earnings (P/E) ratio, is the share price divided by the earnings per share. The earnings multiple is often based on the prior twelve months of earnings data.

Must be preceded or accompanied by a prospectus.

Quasar Distributors, LLC, distributor.

PERFORMANCE:

The following information illustrates the historical performance of LKCM Small Cap Equity Fund as of December 31, 2012 compared to the Fund’s representative market indices.

Performance data quoted represents past performance; past performance does not guarantee future results. The graph and table do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance of the Fund may be lower or higher than the performance quoted. Performance data current to the most recent month end may be obtained by calling 1-800-688-LKCM.

An index is an unmanaged portfolio and does not trade or incur any expenses. One can not invest in an unmanaged index.

AVERAGE ANNUAL TOTAL RETURN (Periods Ended December 31, 2012)

	Past 1 Year	Past 5 Years(1)	Past 10 Years(1)	Since Inception(1)(2)
LKCM Small Cap Equity Fund – Institutional Class	9.74%	4.24%	10.20%	10.71%

Russell 2000 Index	16.35%	3.56%	9.72%	8.40%

Lipper Small-Cap Core Funds Index	15.94%	3.96%	9.70%	9.55%

(1)	Annualized.
(2)	July 14, 1994

A HYPOTHETICAL $10,000 INVESTMENT IN LKCM SMALL CAP EQUITY FUND – INSTITUTIONAL CLASS (for the ten years ended December 31, 2012)

The Russell 2000 Index is an unmanaged index consisting of the 2,000 smallest companies in the Russell 3000 Index.

The Lipper Small-Cap Core Funds Index is an index of small cap core mutual funds tracked by Lipper, Inc.

AVERAGE ANNUAL TOTAL RETURN (Periods Ended December 31, 2012)

	Past 1 Year	Past 3 Years(1)	Past 5 Years(1)	Since Inception(1)(2)
LKCM Small Cap Equity Fund – Adviser Class	9.45%	14.80%	3.97%	9.25%

Russell 2000 Index	16.35%	12.25%	3.56%	8.10%

Lipper Small-Cap Core Funds Index	15.94%	11.92%	3.96%	8.89%

(1)	Annualized.
(2)	June 5, 2003

A HYPOTHETICAL $10,000 INVESTMENT IN LKCM SMALL CAP EQUITY FUND – ADVISER CLASS (for the period from June 5, 2003 through December 31, 2012)

The Russell 2000 Index is an unmanaged index consisting of the 2,000 smallest companies in the Russell 3000 Index.

The Lipper Small-Cap Core Funds Index is an index of small cap core mutual funds tracked by Lipper, Inc.

PERFORMANCE:

The following information illustrates the historical performance of LKCM Small-Mid Cap Equity Fund as of December 31, 2012 compared to the Fund’s representative market indices.

Performance data quoted represents past performance; past performance does not guarantee future results. The graph and table do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance of the Fund may be lower or higher than the performance quoted. Performance data current to the most recent month end may be obtained by calling 1-800-688-LKCM.

An index is an unmanaged portfolio and does not trade or incur any expenses. One can not invest in an unmanaged index.

AVERAGE ANNUAL TOTAL RETURN (Periods Ended December 31, 2012)

	Past 1 Year	Since Inception(1)(2)
LKCM Small-Mid Cap Equity Fund – Institutional Class	9.26%	-1.92%

Russell 2500 Index	17.88%	1.64%

Lipper Small-Cap Core Funds Index	15.94%	0.67%

(1)	Annualized.
(2)	May 2, 2011

A HYPOTHETICAL $10,000 INVESTMENT IN LKCM SMALL-MID CAP EQUITY FUND – INSTITUTIONAL CLASS (for the period from May 2, 2011 to December 31, 2012)

The Russell 2500 Index is an unmanaged index consisting of the 2,500 smallest companies in the Russell 3000 Index.

The Lipper Small-Cap Core Funds Index is an index of small cap core mutual funds tracked by Lipper, Inc.

PERFORMANCE:

The following information illustrates the historical performance of LKCM Equity Fund as of December 31, 2012 compared to the Fund’s representative market indices.

Performance data quoted represents past performance; past performance does not guarantee future results. The graph and table do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance of the Fund may be lower or higher than the performance quoted. Performance data current to the most recent month end may be obtained by calling 1-800-688-LKCM.

An index is an unmanaged portfolio and does not trade or incur any expenses. One can not invest in an unmanaged index.

AVERAGE ANNUAL TOTAL RETURN (Periods Ended December 31, 2012)

	Past 1 Year	Past 5 Years(1)	Past 10 Years(1)	Since Inception(1)(2)
LKCM Equity Fund – Institutional Class	15.69%	4.04%	7.83%	7.47%

S&P 500 Index	16.00%	1.66%	7.10%	6.95%

Lipper Large-Cap Core Funds Index	15.32%	0.97%	6.13%	6.03%

(1)	Annualized.
(2)	January 3, 1996

A HYPOTHETICAL $10,000 INVESTMENT IN LKCM EQUITY FUND – INSTITUTIONAL CLASS (for the ten years ended December 31, 2012)

The S&P 500 Index is an unmanaged capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The Lipper Large-Cap Core Funds Index is an index of large cap core mutual funds tracked by Lipper, Inc.

PERFORMANCE:

The following information illustrates the historical performance of LKCM Balanced Fund as of December 31, 2012 compared to the Fund’s representative market indices.

Performance data quoted represents past performance; past performance does not guarantee future results. The graph and table do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance of the Fund may be lower or higher than the performance quoted. Performance data current to the most recent month end may be obtained by calling 1-800-688-LKCM.

An index is an unmanaged portfolio and does not trade or incur any expenses. One can not invest in an unmanaged index.

AVERAGE ANNUAL TOTAL RETURN (Periods Ended December 31, 2012)

	Past 1 Year	Past 5 Years(1)	Past 10 Years(1)	Since Inception(1)(2)
LKCM Balanced Fund	12.20%	4.73%	7.21%	5.46%

Barclays U.S. Intermediate Government/Credit Bond Index	3.89%	5.18%	4.62%	5.58%

S&P 500 Index	16.00%	1.66%	7.10%	4.47%

Lipper Mixed-Asset Target Allocation Growth Funds Index	13.67%	2.65%	6.96%	5.30%

(1)	Annualized.
(2)	December 30, 1997

A HYPOTHETICAL $10,000 INVESTMENT IN LKCM BALANCED FUND (for the ten years ended December 31, 2012)

The Barclays U.S. Intermediate Government/Credit Bond Index is an unmanaged market value weighted index measuring both the principal price changes of, and income provided by, the underlying universe of securities that comprise the index. Securities included in the index must meet the following criteria: fixed as opposed to variable rate; remaining maturity of one to ten years; minimum outstanding par value of $250 million; rated investment grade or higher by Moody’s Investors Service or equivalent; must be dollar denominated and non-convertible; and must be publicly issued.

The Lipper Mixed-Asset Target Allocation Growth Funds Index is an unmanaged index consisting of funds tracked by Lipper, Inc. that, by portfolio practice, maintain a mix of between 60%-80% equity securities, with the remainder invested in bonds, cash and cash equivalents.

The S&P 500 Index is an unmanaged capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic

PERFORMANCE:

The following information illustrates the historical performance of LKCM Fixed Income Fund as of December 31, 2012 compared to the Fund’s representative market indices.

Performance data quoted represents past performance; past performance does not guarantee future results. The graph and table do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance of the Fund may be lower or higher than the performance quoted. Performance data current to the most recent month end may be obtained by calling 1-800-688-LKCM.

An index is an unmanaged portfolio and does not trade or incur any expenses. One can not invest in an unmanaged index.

AVERAGE ANNUAL TOTAL RETURN (Periods Ended December 31, 2012)

	Past 1 Year	Past 5 Years(1)	Past 10 Years(1)	Since Inception(1)(2)
LKCM Fixed Income Fund	5.44%	5.81%	4.67%	5.30%

Barclays U.S. Intermediate Government/Credit Bond Index	3.89%	5.18%	4.62%	5.58%

Lipper Short Intermediate Investment-Grade Debt Funds Index	5.01%	4.72%	4.08%	4.88%

(1)	Annualized.
(2)	December 30, 1997

A HYPOTHETICAL $10,000 INVESTMENT IN LKCM FIXED INCOME FUND (for the ten years ended December 31, 2012)

The Barclays U.S. Intermediate Government/Credit Bond Index is an unmanaged market value weighted index measuring both the principal price changes of, and income provided by, the underlying universe of securities that comprise the index. Securities included in the index must meet the following criteria: fixed as opposed to variable rate; remaining maturity of one to ten years; minimum outstanding par value of $250 million; rated investment grade or higher by Moody’s Investors Service or equivalent; must be dollar denominated and non-convertible; and must be publicly issued.

The Lipper Short Intermediate Investment-Grade Debt Funds Index is an index of short intermediate investment grade mutual funds tracked by Lipper, Inc.

LKCM Funds Expense Example — December 31, 2012

As a shareholder of the Funds, you incur two types of costs: (1) transaction costs, including redemption fees; and (2) ongoing costs, including management fees, distribution and/or service (12b-1) fees and other Fund expenses. This Example is intended to help you understand your ongoing costs (in dollars) of investing in the Funds and to compare these costs with the ongoing costs of investing in other mutual funds. The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period (7/1/12-12/31/12).

ACTUAL EXPENSES

The first line of the tables below provides information about actual account values and actual expenses. Although the Funds charge no sales load, you will be assessed fees for outgoing wire transfers, returned checks and stop payment orders at prevailing rates charged by U.S. Bancorp Fund Services, LLC, the Funds’ transfer agent. If you request that a redemption be made by wire transfer, currently a $15.00 fee is charged by the Funds’ transfer agent. You will be charged a redemption fee equal to 1.00% of the net amount of the redemption if you redeem your shares of the LKCM Small Cap Equity, Small-Mid Cap Equity, Equity, Balanced and Fixed Income Funds within 30 days of purchase. To the extent the Funds invest in shares of other investment companies as part of their investment strategies, you will indirectly bear your proportionate share of any fees and expenses charged by the underlying funds in which the Funds invest in addition to the expenses of the Funds. Actual expenses of the underlying funds are expected to vary among the various underlying funds. These expenses are not included in the example below. The example below includes management fees, registration fees and other expenses. However, the example below does not include portfolio trading commissions and related expenses and other extraordinary expenses as determined under generally accepted accounting principles. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

HYPOTHETICAL EXAMPLES FOR COMPARISON PURPOSES

The second line of the tables below provides information about hypothetical account values and hypothetical expenses based on the Funds’ actual expense ratios and an assumed rate of return of 5% per year before expenses, which are not the Funds’ actual returns. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Funds and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds. Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as redemption fees. Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactions costs were included, your costs would have been higher.

	LKCM Small Cap Equity Fund – Institutional Class
	Beginning Account Value 7/1/12	Ending Account Value 12/31/12	Expenses Paid During Period* 7/1/12 – 12/31/12
Actual	$1,000.00	$1,042.20	$4.83
Hypothetical (5% return before expense)	$1,000.00	$1,020.41	$4.77

*	Expenses are equal to the Fund’s annualized net expense ratio of 0.94%, multiplied by the average account value over the period,multiplied by 184/366 to reflect the one-half year period.

	LKCM Small Cap Equity Fund – Adviser Class
	Beginning Account Value 7/1/12	Ending Account Value 12/31/12	Expenses Paid During Period* 7/1/12 – 12/31/12
Actual	$1,000.00	$1,040.80	$6.10
Hypothetical (5% return before expense)	$1,000.00	$1,019.15	$6.04

*	Expenses are equal to the Fund’s annualized net expense ratio of 1.19%, multiplied by the average account value over the period,multiplied by 184/366 to reflect the one-half year period.

	LKCM Small-Mid Cap Equity Fund
	Beginning Account Value 7/1/12	Ending Account Value 12/31/12	Expenses Paid During Period* 7/1/12 – 12/31/12
Actual	$1,000.00	$1,034.20	$5.11
Hypothetical (5% return before expense)	$1,000.00	$1,020.11	$5.08

*	Expenses are equal to the Fund’s annualized net expense ratio of 1.00%, multiplied by the average account value over the period,multiplied by 184/366 to reflect the one-half year period.

	LKCM Equity Fund
	Beginning Account Value 7/1/12	Ending Account Value 12/31/12	Expenses Paid During Period* 7/1/12 – 12/31/12
Actual	$1,000.00	$1,084.10	$4.19
Hypothetical (5% return before expense)	$1,000.00	$1,021.11	$4.06

*	Expenses are equal to the Fund’s annualized net expense ratio of 0.80%, multiplied by the average account value over the period,multiplied by 184/366 to reflect the one-half year period.

	LKCM Balanced Fund
	Beginning Account Value 7/1/12	Ending Account Value 12/31/12	Expenses Paid During Period* 7/1/12 – 12/31/12
Actual	$1,000.00	$1,046.70	$4.12
Hypothetical (5% return before expense)	$1,000.00	$1,021.11	$4.06

*	Expenses are equal to the Fund’s annualized net expense ratio of 0.80%, multiplied by the average account value over the period,multiplied by 184/366 to reflect the one-half year period.

	LKCM Fixed Income Fund
	Beginning Account Value 7/1/12	Ending Account Value 12/31/12	Expenses Paid During Period* 7/1/12 – 12/31/12
Actual	$1,000.00	$1,025.40	$3.31
Hypothetical (5% return before expense)	$1,000.00	$1,021.87	$3.30

*	Expenses are equal to the Fund’s annualized net expense ratio of 0.65%, multiplied by the average account value over the period,multiplied by 184/366 to reflect the one-half year period.

ALLOCATION OF PORTFOLIO HOLDINGS — LKCM Funds — December 31, 2012

Percentages represent market value as a percentage of total investments.

LKCM Small Cap Equity Fund

Short-Term
Investment 1.9%
Common
Stocks 98.1%

LKCM Small-Mid Cap Equity Fund

Short-Term
Investments 3.9%
Common
Stocks 96.1%

LKCM Equity Fund

Short-Term
Investments 10.3%
Common
Stocks 89.7%

LKCM Balanced Fund

Short-Term
Investment 0.8%
Corporate
Bonds 28.5%
Common
Stocks 70.7%

LKCM Fixed Income Fund

U.S. Government &
Agency Issues 2.5%
Preferred Stocks 3.5%
Short-Term Investment 1.0%
Corporate
Bonds 93.0%

LKCM SMALL CAP EQUITY FUND

SCHEDULE OF INVESTMENTS

December 31, 2012

COMMON STOCKS - 97.6%	Shares	Value
Aerospace & Defense - 2.4%
Hexcel Corporation (a)	516,200	$13,916,752
Teledyne Technologies Incorporated (a)	108,720	7,074,410

		20,991,162

Auto Components - 1.2%
Group 1 Automotive, Inc.	169,130	10,484,369

Automobiles - 0.8%
Thor Industries, Inc.	175,177	6,556,875

Banks - 8.7%
Community Bank System, Inc.	377,430	10,326,485
First Horizon National Corporation	1,189,395	11,786,904
Hancock Holding Company	138,330	4,390,594
Home Bancshares Inc.	268,825	8,876,602
Prosperity Bancshares, Inc.	232,425	9,761,850
Texas Capital Bancshares, Inc. (a)	261,240	11,708,777
UMB Financial Corporation	200,443	8,787,421
Umpqua Holdings Corporation	812,550	9,579,964

		75,218,597

Biotechnology - 0.8%
Exact Sciences Corp. (a)	619,830	6,564,000

Building Products - 0.8%
Armstrong World Industries, Inc.	142,830	7,245,766

Capital Markets - 1.3%
Greenhill & Co., Inc.	218,675	11,368,913

Commercial Services & Supplies - 1.0%
Insperity, Inc.	273,300	8,898,648

Communications Equipment - 4.7%
Ciena Corporation (a)	654,225	10,271,333
Infinera Corporation (a)	543,500	3,157,735
Ixia (a)	625,250	10,616,745
Loral Space & Communications Inc.	120,475	6,585,163
NICE Systems Limited - ADR (a) (b)	293,745	9,834,583

		40,465,559

Consumer Finance - 2.0%
Cash America International, Inc.	172,900	6,858,943
First Cash Financial Services, Inc. (a)	216,301	10,732,856

		17,591,799

Containers & Packaging - 1.1%
Silgan Holdings Inc.	225,575	9,381,664

Electrical Equipment & Instruments - 4.8%
Belden Inc.	294,325	13,241,682
Franklin Electric Co., Inc.	187,915	11,682,675
Thermon Group Holdings Inc. (a)	377,520	8,505,526
Woodward Inc.	207,195	7,900,345

		41,330,228

Electronic Equipment & Instruments - 1.4%
FARO Technologies, Inc. (a)	117,800	4,203,104
Mercury Computer Systems, Inc. (a)	80,200	737,840

COMMON STOCKS	Shares	Value
Electronic Equipment & Instruments - 1.4%
National Instruments Corporation	268,000	$6,917,080

		11,858,024

Energy Equipment & Services - 0.9%
Atwood Oceanics, Inc. (a)	160,925	7,368,756

Food & Drug Retailing - 1.0%
Casey’s General Stores, Inc.	164,465	8,733,092

Health Care Equipment & Supplies - 7.1%
Cyberonics, Inc. (a)	233,290	12,254,724
DexCom Inc. (a)	700,900	9,539,249
Endologix, Inc. (a)	747,913	10,650,281
Integra LifeSciences Holdings (a)	263,350	10,262,749
MWI Veterinary Supply, Inc. (a)	131,100	14,421,000
The Spectranetics Corporation (a)	299,353	4,421,444

		61,549,447

Health Care Providers & Services - 5.0%
Computer Programs and Systems, Inc.	185,675	9,346,879
Health Management
Associates Inc. - Class A (a)	1,112,330	10,366,916
HMS Holdings Corporation (a)	411,620	10,669,190
Team Health Holdings, Inc. (a)	427,275	12,292,702

		42,675,687

Household Durables - 1.9%
Select Comfort Corporation (a)	370,050	9,684,209
Tempur-Pedic International Inc. (a)	222,450	7,004,950

		16,689,159

Industrial Conglomerates - 1.4%
Raven Industries, Inc.	248,200	6,542,552
Rexnord Corp. (a)	253,445	5,398,379

		11,940,931

Insurance - 1.6%
AmTrust Financial Services, Inc.	469,990	13,484,013

Internet Software & Services - 1.6%
LivePerson, Inc. (a)	495,195	6,506,862
LogMeIn, Inc. (a)	345,025	7,732,010

		14,238,872

IT Consulting & Services - 1.0%
Acxiom Corporation (a)	481,230	8,402,276

Machinery - 6.3%
Actuant Corporation - Class A	385,950	10,771,865
Barnes Group Inc.	358,800	8,058,648
Chart Industries, Inc. (a)	104,530	6,969,015
CLARCOR Inc.	146,150	6,983,047
The Middleby Corporation (a)	105,920	13,580,003
Westport Innovations Inc. (a) (b)	285,521	7,626,266

		53,988,844

Marine - 1.2%
Kirby Corporation (a)	160,925	9,959,648

The accompanying notes are an integral part of these financial statements.

LKCM SMALL CAP EQUITY FUND

SCHEDULE OF INVESTMENTS, CONTINUED

December 31, 2012

COMMON STOCKS	Shares	Value
Media - 1.2%
Cinemark Holdings, Inc.	403,475	$10,482,280

Metals & Mining - 3.2%
Carpenter Technology Corporation	192,675	9,947,810
Commercial Metals Company	717,450	10,661,307
Walter Energy, Inc.	192,770	6,916,588

		27,525,705

Oil & Gas & Consumable Fuels - 6.7%
Approach Resources Inc. (a)	441,003	11,029,485
Comstock Resources, Inc. (a)	513,470	7,768,801
Gulfport Energy Corporation (a)	356,920	13,641,482
Kodiak Oil & Gas Corporation (a) (b)	949,775	8,405,509
Oasis Petroleum Inc. (a)	274,470	8,728,146
Rosetta Resources, Inc. (a)	176,273	7,995,743

		57,569,166

Pharmaceuticals - 2.4%
Akorn, Inc. (a)	836,234	11,172,086
IMPAX Laboratories, Inc. (a)	457,205	9,368,131

		20,540,217

Real Estate - 0.5%
FirstService Corporation (a) (b)	143,210	4,047,115

Semiconductor Equipment & Products - 0.9%
Cirrus Logic, Inc. (a)	270,270	7,829,722

Software - 6.4%
ACI Worldwide, Inc. (a)	270,835	11,832,781
Aspen Technology, Inc. (a)	612,730	16,935,857
Interactive Intelligence Group, Inc. (a)	330,600	11,088,324
MicroStrategy Incorporated - Class A (a)	79,187	7,394,482
Pegasystems Inc.	333,683	7,567,931

		54,819,375

Specialty Retail - 6.0%
bebe stores, inc.	408,800	1,631,112
DSW Inc. - Class A	183,800	12,073,822
Genesco Inc. (a)	167,725	9,224,875
GNC Holdings, Inc. - Class A	189,310	6,300,237
Monro Muffler Brake, Inc.	223,933	7,830,937
Sonic Automotive, Inc. - Class A	687,950	14,371,275

		51,432,258

Textiles, Apparel & Luxury Goods - 4.8%
The Children’s Place Retail Stores, Inc. (a)	170,470	7,550,116
Crocs, Inc. (a)	531,400	7,646,846
Fifth & Pacific Companies, Inc. (a)	943,700	11,749,065
Oxford Industries, Inc.	123,015	5,702,976
Wolverine World Wide, Inc.	207,050	8,484,909

		41,133,912

Thrifts & Mortgage Finance - 1.1%
Capitol Federal Financial Inc.	850,050	9,937,085

Trading Companies & Distributors - 3.8%
Beacon Roofing Supply, Inc. (a)	329,155	10,954,278

COMMON STOCKS	Shares	Value
Trading Companies & Distributors - 3.8, Continued
Kaman Corporation	260,225	$9,576,280
WESCO International, Inc. (a)	176,200	11,881,166

		32,411,724

Wireless Telecommunication Services - 0.6%
Leap Wireless International, Inc. (a)	824,400	5,482,260

TOTAL COMMON STOCKS (Cost $672,127,332)		840,197,148

SHORT-TERM INVESTMENT - 1.9%
Money Market Fund (c) - 1.9%
Federated Government Obligations Fund - Institutional Shares, 0.01%	16,166,526	16,166,526

TOTAL SHORT-TERM INVESTMENT (Cost $16,166,526)		16,166,526

Total Investments - 99.5% (Cost $688,293,858)		856,363,674
Other Assets in Excess of Liabilities - 0.5%		4,358,368

TOTAL NET ASSETS - 100.0%		$860,722,042

ADR American Depository Receipt.

(a)	Non-income producing security.
(b)	U.S. Dollar-denominated foreign security.
(c)	The rate quoted is the annualized seven-day yield of the fund at period end.

The Global Industry Classification Standard (GICS®) was developed by and/or is the exclusive property of MSCI, Inc. and Standard & Poor Financial Services LLC (“S&P”). GICS is a service mark of MSCI and S&P and has been licensed for use by U.S. Bancorp Fund Services, LLC.

The accompanying notes are an integral part of these financial statements.

LKCM SMALL-MID CAP EQUITY FUND

SCHEDULE OF INVESTMENTS

December 31, 2012

COMMON STOCKS - 96.1%	Shares	Value
Aerospace & Defense - 4.4%
BE Aerospace, Inc. (a)	107,560	$5,313,464
Hexcel Corporation (a)	206,400	5,564,544

		10,878,008

Auto Components - 1.6%
Group 1 Automotive, Inc.	66,100	4,097,539

Banks - 9.6%
Comerica Incorporated	168,030	5,098,031
First Horizon National Corporation	375,200	3,718,232
Prosperity Bancshares, Inc.	106,945	4,491,690
Texas Capital Bancshares, Inc. (a)	63,905	2,864,222
UMB Financial Corporation	102,750	4,504,560
Umpqua Holdings Corporation	275,055	3,242,898

		23,919,633

Capital Markets - 2.1%
Affiliated Managers Group, Inc. (a)	41,210	5,363,482

Chemicals - 1.6%
FMC Corporation	68,395	4,002,475

Communications Equipment - 2.9%
Ciena Corporation (a)	325,350	5,107,995
NICE Systems Limited - ADR (a) (b)	65,780	2,202,314

		7,310,309

Construction Materials - 1.7%
Vulcan Materials Company	83,720	4,357,626

Consumer Finance - 1.7%
First Cash Financial Services, Inc. (a)	87,765	4,354,899

Distributors - 2.6%
LKQ Corporation (a)	312,320	6,589,952

Electrical Equipment & Instruments - 5.1%
AMETEK, Inc.	154,275	5,796,112
Belden Inc.	153,045	6,885,494

		12,681,606

Electronic Equipment & Instruments - 3.3%
National Instruments Corporation	99,270	2,562,159
Trimble Navigation Limited (a)	96,305	5,757,113

		8,319,272

Food & Drug Retailing - 1.6%
United Natural Foods, Inc. (a)	76,520	4,100,707

Health Care Equipment & Supplies - 6.0%
Cyberonics, Inc. (a)	49,775	2,614,681
DENTSPLY International Inc.	105,360	4,173,310
IDEXX Laboratories, Inc. (a)	49,405	4,584,783
MWI Veterinary Supply, Inc. (a)	32,225	3,544,750

		14,917,524

Health Care Providers & Services - 3.2%
HMS Holdings Corporation (a)	95,430	2,473,546
Team Health Holdings, Inc. (a)	189,010	5,437,817

		7,911,363

COMMON STOCKS	Shares	Value
Household Durables - 0.9%
Select Comfort Corporation (a)	88,430	$2,314,213

Insurance - 2.3%
AmTrust Financial Services, Inc.	202,312	5,804,331

Internet Software & Services - 2.1%
Akamai Technologies, Inc. (a)	127,810	5,228,707

Leisure Equipment & Products - 2.7%
Polaris Industries Inc.	80,800	6,799,320

Machinery - 6.7%
Actuant Corporation - Class A	151,445	4,226,830
The Middleby Corporation (a)	32,780	4,202,724
Valmont Industries, Inc.	46,025	6,284,714
Westport Innovations Inc. (a) (b)	79,950	2,135,465

		16,849,733

Marine - 1.7%
Kirby Corporation (a)	67,425	4,172,933

Media - 1.6%
Cinemark Holdings, Inc.	150,900	3,920,382

Metals & Mining - 3.1%
Carpenter Technology Corporation	77,390	3,995,646
Cliffs Natural Resources Inc.	94,430	3,641,221

		7,636,867

Oil & Gas & Consumable Fuels - 4.8%
Kodiak Oil & Gas Corporation (a) (b)	440,880	3,901,787
Oasis Petroleum Inc. (a)	96,195	3,059,001
Rosetta Resources, Inc. (a)	61,805	2,803,475
WPX Energy Inc. (a)	149,845	2,229,694

		11,993,957

Pharmaceuticals - 3.2%
Akorn, Inc. (a)	375,500	5,016,680
IMPAX Laboratories, Inc. (a)	140,040	2,869,420

		7,886,100

Semiconductor Equipment & Products - 1.6%
Cirrus Logic, Inc. (a)	136,730	3,961,068

Software - 8.9%
ACI Worldwide, Inc. (a)	117,730	5,143,624
ANSYS, Inc. (a)	76,250	5,134,675
Aspen Technology, Inc. (a)	156,490	4,325,384
Nuance Communications, Inc. (a)	106,950	2,387,124
TIBCO Software Inc. (a)	234,445	5,160,134

		22,150,941

Specialty Retail - 3.6%
GNC Holdings, Inc. - Class A	118,851	3,955,362
Tractor Supply Company	28,595	2,526,654
Ulta Salon, Cosmetics & Fragrance, Inc.	25,490	2,504,647

		8,986,663

The accompanying notes are an integral part of these financial statements.

LKCM SMALL-MID CAP EQUITY FUND

SCHEDULE OF INVESTMENTS, CONTINUED

December 31, 2012

COMMON STOCKS	Shares	Value
Textiles, Apparel & Luxury Goods - 2.3%
Fifth & Pacific Companies, Inc. (a)	281,690	$3,507,040
Wolverine World Wide, Inc.	56,465	2,313,936

		5,820,976

Trading Companies & Distributors - 3.2%
Beacon Roofing Supply, Inc. (a)	111,245	3,702,234
WESCO International, Inc. (a)	63,680	4,293,942

		7,996,176

TOTAL COMMON STOCKS (Cost $223,830,114)		240,326,762

SHORT-TERM INVESTMENTS - 3.8%
Money Market Funds (c) - 3.8%
Dreyfus Government Cash Management Fund - Institutional Shares, 0.01%	2,419,422	2,419,422
Federated Government Obligations Fund - Institutional Shares, 0.01%	7,233,985	7,233,985

TOTAL SHORT-TERM INVESTMENTS (Cost $9,653,407)		9,653,407

Total Investments - 99.9% (Cost $233,483,521)		249,980,169
Other Assets in Excess of Liabilities - 0.1%		183,702

TOTAL NET ASSETS - 100.0%		$250,163,871

ADR American Depository Receipt.

(a)	Non-income producing security.
(b)	U.S. Dollar-denominated foreign security.
(c)	The rate quoted is the annualized seven-day yield of the fund at period end.

The Global Industry Classification Standard (GICS®) was developed by and/or is the exclusive property of MSCI, Inc. and Standard & Poor Financial Services LLC (“S&P”). GICS is a service mark of MSCI and S&P and has been licensed for use by U.S. Bancorp Fund Services, LLC.

The accompanying notes are an integral part of these financial statements.

LKCM EQUITY FUND

SCHEDULE OF INVESTMENTS

December 31, 2012

COMMON STOCKS - 89.8%	Shares	Value
Aerospace & Defense - 2.5%
Honeywell International Inc.	40,000	$2,538,800
Rockwell Collins, Inc.	25,400	1,477,518

		4,016,318

Auto Components - 1.8%
Gentex Corporation	150,000	2,823,000

Banks - 9.2%
Bank of America Corporation	155,000	1,798,000
Comerica Incorporated	63,000	1,911,420
Cullen/Frost Bankers, Inc.	38,350	2,081,254
Glacier Bancorp, Inc.	60,000	882,600
Hancock Holding Company	70,000	2,221,800
Prosperity Bancshares, Inc.	35,000	1,470,000
SunTrust Banks, Inc.	45,000	1,275,750
Texas Capital Bancshares, Inc. (a)	18,000	806,760
Wells Fargo & Company	70,000	2,392,600

		14,840,184

Beverages - 2.0%
The Coca-Cola Company	45,000	1,631,250
PepsiCo, Inc.	24,000	1,642,320

		3,273,570

Biotechnology - 2.3%
Amgen Inc.	20,000	1,726,400
Celgene Corporation (a)	25,000	1,968,000

		3,694,400

Chemicals - 5.3%
Airgas, Inc.	13,000	1,186,770
E. I. du Pont de Nemours and Company	45,000	2,023,650
FMC Corporation	52,000	3,043,040
Monsanto Company	24,000	2,271,600

		8,525,060

Commercial Services & Supplies - 0.6%
Waste Connections, Inc.	30,000	1,013,700

Communication Equipment - 0.7%
QUALCOMM, Inc.	18,000	1,116,360

Computers & Peripherals - 5.6%
Apple Inc.	4,000	2,132,120
EMC Corporation (a)	75,000	1,897,500
International Business Machines Corporation	20,000	3,831,000
NetApp, Inc. (a)	37,000	1,241,350

		9,101,970

Construction Materials - 1.6%
Martin Marietta Materials, Inc.	27,000	2,545,560

Containers & Packaging - 1.0%
Ball Corporation	36,550	1,635,612

Diversified Telecommunication Services - 0.7%
Verizon Communications Inc.	25,000	1,081,750

Electrical Equipment & Instruments - 3.4%
Emerson Electric Co.	37,600	1,991,296

COMMON STOCKS	Shares	Value
Electrical Equipment & Instruments - 3.4%, Continued
Franklin Electric Co., Inc.	27,000	$1,678,590
Roper Industries, Inc.	15,990	1,782,565

		5,452,451

Electronic Equipment & Instruments - 2.1%
National Instruments Corporation	49,300	1,272,433
Trimble Navigation Limited (a)	35,000	2,092,300

		3,364,733

Energy Equipment & Services - 0.3%
National Oilwell Varco Inc.	8,000	546,800

Food & Drug Retailing - 0.9%
Walgreen Co.	40,000	1,480,400

Food Products - 0.7%
Mondelez International Inc. - Class A	42,000	1,069,740

Health Care Equipment & Supplies - 3.6%
Covidien plc (b)	33,000	1,905,420
DENTSPLY International Inc.	40,000	1,584,400
Thermo Fisher Scientific, Inc.	35,000	2,232,300

		5,722,120

Hotels, Restaurants & Leisure - 0.6%
Yum! Brands, Inc.	14,000	929,600

Household Durables - 2.8%
Jarden Corporation (a)	60,000	3,102,000
Whirlpool Corporation	14,600	1,485,550

		4,587,550

Household Products - 3.7%
Colgate-Palmolive Company	8,600	899,044
Kimberly-Clark Corporation	30,000	2,532,900
The Procter & Gamble Company	36,810	2,499,031

		5,930,975

Industrial Conglomerates - 0.5%
Raven Industries, Inc.	32,868	866,401

Insurance - 0.8%
Prudential Financial, Inc.	24,000	1,279,920

Internet Catalog & Retail - 1.2%
Amazon.com, Inc. (a)	7,500	1,883,550

Internet Software & Services - 2.9%
Akamai Technologies, Inc. (a)	45,000	1,840,950
Google Inc. - Class A (a)	4,000	2,837,480

		4,678,430

Machinery - 3.7%
Danaher Corporation	35,000	1,956,500
Pall Corporation	27,000	1,627,020
Valmont Industries, Inc.	17,000	2,321,350

		5,904,870

The accompanying notes are an integral part of these financial statements.

LKCM EQUITY FUND

SCHEDULE OF INVESTMENTS, CONTINUED

December 31, 2012

COMMON STOCKS	Shares	Value
Marine - 1.7%
Kirby Corporation (a)	45,000	$2,785,050

Media - 1.9%
Cinemark Holdings, Inc.	25,000	649,500
Liberty Media Corporation (a)	9,800	1,136,898
Time Warner Inc.	27,200	1,300,976

		3,087,374

Oil & Gas & Consumable Fuels - 9.9%
Cabot Oil & Gas Corporation	32,000	1,591,680
Chevron Corporation	18,000	1,946,520
ConocoPhillips	33,700	1,954,263
Devon Energy Corporation	29,000	1,509,160
EOG Resources, Inc.	19,000	2,295,010
Exxon Mobil Corporation	43,000	3,721,650
Noble Energy, Inc.	10,000	1,017,400
Range Resources Corporation	30,000	1,884,900

		15,920,583

Pharmaceuticals - 6.2%
Abbott Laboratories	40,000	2,620,000
Allergan, Inc.	12,000	1,100,760
Eli Lilly and Company	28,000	1,380,960
Johnson & Johnson	35,000	2,453,500
Pfizer Inc.	100,000	2,508,000

		10,063,220

Road & Rail - 1.8%
Kansas City Southern	8,500	709,580
Union Pacific Corporation	18,000	2,262,960

		2,972,540

Software - 2.5%
Adobe Systems Incorporated (a)	45,000	1,695,600
Microsoft Corporation	43,000	1,149,390
Nuance Communications, Inc. (a)	50,000	1,116,000

		3,960,990

Specialty Retail - 4.4%
The Home Depot, Inc.	28,000	1,731,800
PetSmart, Inc.	32,000	2,186,880
Tiffany & Co.	25,000	1,433,500
Tractor Supply Company	20,000	1,767,200

		7,119,380

Textiles, Apparel & Luxury Goods - 0.9%
VF Corporation	10,000	1,509,700

TOTAL COMMON STOCKS (Cost $111,260,076)		144,783,861

SHORT-TERM INVESTMENTS - 10.3%	Shares	Value
Money Market Funds (c) - 10.3%
Dreyfus Government Cash Management Fund - Institutional Shares, 0.01%	4,750,000	$4,750,000
Federated Government Obligations Fund - Institutional Shares, 0.01%	4,750,752	4,750,752
Federated Treasury Obligations Fund - Institutional Shares, 0.01%	2,316,732	2,316,732
Invesco Short Term Investments Trust - Treasury Portfolio - Institutional Shares, 0.02%	4,750,000	4,750,000

TOTAL SHORT-TERM INVESTMENTS (Cost $16,567,484)		16,567,484

Total Investments - 100.1% (Cost $127,827,560)		161,351,345
Liabilities in Excess of Other Assets - (0.1)%		(221,990)

TOTAL NET ASSETS - 100.0%		$161,129,355

(a)	Non-income producing security.
(b)	U.S. Dollar-denominated foreign security.
(c)	The rate quoted is the annualized seven-day yield of the fund at period end.

The Global Industry Classification Standard (GICS®) was developed by and/or is the exclusive property of MSCI, Inc. and Standard & Poor Financial Services LLC (“S&P”). GICS is a service mark of MSCI and S&P and has been licensed for use by U.S. Bancorp Fund Services, LLC.

The accompanying notes are an integral part of these financial statements.

LKCM BALANCED FUND

SCHEDULE OF INVESTMENTS

December 31, 2012

COMMON STOCKS - 70.6%	Shares	Value
Aerospace & Defense - 1.4%
General Dynamics Corporation	1,400	$96,978
Rockwell Collins, Inc.	3,600	209,412

		306,390

Air Freight & Logistics - 0.9%
United Parcel Service, Inc. - Class B	2,600	191,698

Banks - 4.4%
Comerica Incorporated	9,500	288,230
Cullen/Frost Bankers, Inc.	3,900	211,653
Wells Fargo & Company	8,471	289,539
Zions Bancorporation	7,500	160,500

		949,922

Beverages - 2.1%
The Coca-Cola Company	5,800	210,250
PepsiCo, Inc.	3,600	246,348

		456,598

Biotechnology - 1.2%
Celgene Corporation (a)	3,400	267,648

Chemicals - 4.8%
Air Products and Chemicals, Inc.	1,900	159,638
Airgas, Inc.	3,000	273,870
E. I. du Pont de Nemours and Company	3,200	143,904
FMC Corporation	4,800	280,896
Monsanto Company	1,900	179,835

		1,038,143

Commercial Services & Supplies - 0.9%
Waste Management, Inc.	6,100	205,814

Communications Equipment - 0.5%
Harris Corporation	2,200	107,712

Computers & Peripherals - 5.0%
Apple Inc.	875	466,401
EMC Corporation (a)	7,400	187,220
International Business Machines Corporation	1,300	249,015
NetApp, Inc. (a)	5,500	184,525

		1,087,161

Construction Materials - 1.2%
Martin Marietta Materials, Inc.	2,700	254,556

Containers & Packaging - 1.2%
Ball Corporation	5,700	255,075

Diversified Financial Services - 1.1%
JPMorgan Chase & Co.	5,500	241,835

Diversified Telecommunication Services - 1.1%
AT&T Inc.	7,400	249,454

Electrical Equipment & Instruments - 0.8%
Emerson Electric Co.	3,200	169,472

Electronic Equipment & Instruments - 0.9%
National Instruments Corporation	7,500	193,575

COMMON STOCKS	Shares	Value
Energy Equipment & Services - 0.9%
Schlumberger Limited (b)	2,700	$187,083

Food & Drug Retailing - 3.3%
CVS Caremark Corporation	4,700	227,245
Walgreen Co.	5,500	203,555
Wal-Mart Stores, Inc.	4,300	293,389

		724,189

Health Care Equipment & Supplies - 2.1%
Covidien plc (b)	4,600	265,604
Thermo Fisher Scientific Inc.	3,100	197,718

		463,322

Health Care Providers & Services - 2.2%
Catamaran Corporation (a) (b)	5,944	280,022
Express Scripts Holding Co (a)	3,800	205,200

		485,222

Hotels, Restaurants & Leisure - 0.5%
Yum! Brands, Inc.	1,500	99,600

Household Products - 2.8%
Colgate-Palmolive Company	2,200	229,988
Kimberly-Clark Corporation	2,100	177,303
The Procter & Gamble Company	3,100	210,459

		617,750

Industrial Conglomerates - 0.6%
General Electric Company	5,900	123,841

Insurance - 0.6%
Prudential Financial, Inc.	2,600	138,658

Internet Catalog & Retail - 1.5%
Amazon.com, Inc. (a)	1,300	326,482

Internet Software & Services - 2.1%
Akamai Technologies, Inc. (a)	5,100	208,641
Google Inc. - Class A (a)	350	248,279

		456,920

IT Consulting & Services - 1.9%
Accenture plc - Class A (b)	3,200	212,800
Automatic Data Processing, Inc.	3,700	210,937

		423,737

Machinery - 2.3%
Danaher Corporation	4,900	273,910
Pall Corporation	3,800	228,988

		502,898

Media - 4.0%
CBS Corporation - Class B	6,200	235,910
DIRECTV (a)	3,300	165,528
Time Warner Inc.	5,800	277,414
The Walt Disney Company	4,000	199,160

		878,012

The accompanying notes are an integral part of these financial statements.

LKCM BALANCED FUND

SCHEDULE OF INVESTMENTS, CONTINUED

December 31, 2012

COMMON STOCKS	Shares	Value
Metals & Mining - 0.6%
Commercial Metals Company	9,500	$141,170

Multiline Retail - 0.6%
Kohl’s Corporation	3,100	133,238

Oil & Gas & Consumable Fuels - 9.1%
Cabot Oil & Gas Corporation	5,000	248,700
Chevron Corporation	2,095	226,553
Devon Energy Corporation	1,700	88,468
EOG Resources, Inc.	1,900	229,501
Exxon Mobil Corporation	3,732	323,005
Pioneer Natural Resources Company	2,200	234,498
Range Resources Corporation	2,500	157,075
SM Energy Company	4,200	219,282
The Williams Companies, Inc.	7,700	252,098

		1,979,180

Pharmaceuticals - 1.7%
Abbott Laboratories	4,100	268,550
Teva Pharmaceutical Industries Ltd. - ADR (b)	2,500	93,350

		361,900

Software - 2.1%
Adobe Systems Incorporated (a)	6,700	252,456
Nuance Communications, Inc. (a)	9,000	200,880

		453,336

Specialty Retail - 2.2%
The Home Depot, Inc.	4,400	272,140
O’Reilly Automotive, Inc. (a)	2,300	205,666

		477,806

Textiles, Apparel & Luxury Goods - 1.0%
VF Corporation	1,400	211,358

Thrifts & Mortgage Finance - 1.0%
Capitol Federal Financial Inc.	19,500	227,955

TOTAL COMMON STOCKS (Cost $10,235,934)		15,388,710

CORPORATE BONDS - 28.5%	Principal Amount	Value
Banks - 1.9%
BB&T Corporation 2.050%, 04/28/2014 Callable 03/28/2014	$200,000	203,843
Wells Fargo & Company: 3.750%, 10/01/2014	100,000	105,483
2.625%, 12/15/2016	100,000	105,636

		414,962

Beverages - 1.0%
Anheuser-Busch InBev Worldwide Inc. 1.375%, 07/15/2017	100,000	101,164
The Coca-Cola Company 5.350%, 11/15/2017	100,000	119,869

		221,033

CORPORATE BONDS	Principal Amount	Value
Biotechnology - 1.9%
Amgen Inc. 1.875%, 11/15/2014	$135,000	$138,124
Celgene Corporation 2.450%, 10/15/2015	200,000	207,681
Gilead Sciences, Inc. 2.400%, 12/01/2014	63,000	64,998

		410,803

Capital Markets - 1.0%
The Bank of New York Mellon Corporation 3.100%, 01/15/2015	175,000	183,442
The Goldman Sachs Group, Inc. 5.500%, 11/15/2014	35,000	37,752

		221,194

Chemicals - 1.9%
Airgas, Inc. 3.250%, 10/01/2015 Callable 09/01/2015	125,000	132,853
E. I. du Pont de Nemours and Company 3.250%, 01/15/2015	75,000	78,985
Eastman Chemical Company 3.000%, 12/15/2015	200,000	210,546

		422,384

Computers & Peripherals - 1.8%
Dell Inc. 2.300%, 09/10/2015	200,000	205,657
Hewlett-Packard Company 3.000%, 09/15/2016	175,000	176,273

		381,930

Consumer Finance - 1.1%
American Express Credit Corporation 2.750%, 09/15/2015	225,000	236,040

Consumer Services - 0.5%
The Western Union Company 2.875%, 12/10/2017	100,000	99,198

Containers & Packaging - 0.4%
Ball Corporation 7.125%, 09/01/2016 Callable 09/01/2013	75,000	80,625

Diversified Financial Services - 0.3%
JPMorgan Chase & Co. 2.050%, 01/24/2014	75,000	76,193

Diversified Telecommunication Services - 1.1%
AT&T Inc. 5.100%, 09/15/2014	125,000	134,330

Verizon Communications Inc. 3.000%, 04/01/2016	100,000	106,564

		240,894

Electric Utilities - 0.9%
Duke Energy Corporation 3.950%, 09/15/2014	185,000	194,896

The accompanying notes are an integral part of these financial statements.

LKCM BALANCED FUND

SCHEDULE OF INVESTMENTS, CONTINUED

December 31, 2012

	Principal
CORPORATE BONDS	Amount	Value
Food & Drug Retailing - 1.6%
CVS Caremark Corporation:
3.250%, 05/18/2015	$50,000	$53,039
5.750%, 06/01/2017	100,000	119,676
Walgreen Co. 1.000%, 03/13/2015	175,000	175,242

		347,957

Health Care Equipment & Supplies - 1.4%
Covidien International Finance S.A. (b) 2.800%, 06/15/2015	140,000	146,514
Thermo Fisher Scientific Inc.:
2.050%, 02/21/2014	50,000	50,717
3.200%, 05/01/2015	110,000	115,851

		313,082

Health Care Providers & Services - 1.5%
Express Scripts Holding Co 3.125%, 05/15/2016	200,000	211,028
McKesson Corporation 3.250%, 03/01/2016	100,000	107,271

		318,299

Insurance - 1.2%
Berkshire Hathaway Inc. 4.850%, 01/15/2015	100,000	108,542
Prudential Financial, Inc. 3.000%, 05/12/2016	150,000	158,499

		267,041

Machinery - 0.5%
Caterpillar Inc. 1.375%, 05/27/2014	100,000	101,253

Media - 1.3%
DIRECTV Holdings LLC 3.550%, 03/15/2015	100,000	105,251
Time Warner Inc. 3.150%, 07/15/2015	175,000	185,175

		290,426

Oil & Gas & Consumable Fuels - 3.0%
Apache Corporation 5.625%, 01/15/2017	75,000	87,928
Devon Energy Corporation 1.875%, 05/15/2017 Callable 04/15/2017	100,000	102,048
Enterprise Products Operating LLC 1.250%, 08/13/2015	191,000	192,296
Noble Drilling Corporation (b) 3.050%, 03/01/2016	160,000	167,066
Noble Energy, Inc. 5.250%, 04/15/2014	100,000	104,778

		654,116

	Principal
CORPORATE BONDS	Amount	Value
Pharmaceuticals - 1.1%
Teva Pharmaceutical Industries Ltd. (b):
3.000%, 06/15/2015	$125,000	$131,499
2.400%, 11/10/2016	100,000	104,308

		235,807

Semiconductor Equipment & Products - 0.5%
National Semiconductor Corporation 3.950%, 04/15/2015	100,000	107,761

Software - 2.6%
Adobe Systems Incorporated 3.250%, 02/01/2015	200,000	209,543
Oracle Corporation 3.750%, 07/08/2014	150,000	157,539
Symantec Corporation 2.750%, 09/15/2015	200,000	206,987

		574,069

TOTAL CORPORATE BONDS (Cost $6,043,411)		6,209,963

SHORT-TERM INVESTMENT - 0.8%	Shares
Money Market Fund (c) - 0.8%
Federated Government Obligations Fund - Institutional Shares, 0.01%	174,462	174,462

TOTAL SHORT-TERM INVESTMENT (Cost $174,462)		174,462

Total Investments - 99.9% (Cost $16,453,807)		21,773,135
Other Assets in Excess of Liabilities - 0.1%		27,349

TOTAL NET ASSETS - 100.0%		$21,800,484

ADR	American Depository Receipt.
(a)	Non-income producing security.
(b)	U.S. Dollar-denominated foreign security.
(c)	The rate quoted is the annualized seven-day yield of the fund at period end.

The Global Industry Classification Standard (GICS®) was developed by and/or is the exclusive property of MSCI, Inc. and Standard & Poor Financial Services LLC (“S&P”). GICS is a service mark of MSCI and S&P and has been licensed for use by U.S. Bancorp Fund Services, LLC.

The accompanying notes are an integral part of these financial statements.

LKCM FIXED INCOME FUND

SCHEDULE OF INVESTMENTS

December 31, 2012

	Principal
CORPORATE BONDS - 92.2%	Amount	Value
Aerospace & Defense - 1.2%
Lockheed Martin Corporation:
7.650%, 05/01/2016	$1,250,000	$1,514,909
3.350%, 09/15/2021	525,000	555,846
Rockwell Collins, Inc. 4.750%, 12/01/2013	430,000	445,497

		2,516,252

Banks - 6.6%
Bank of America Corporation:
7.375%, 05/15/2014	1,000,000	1,083,205
5.375%, 06/15/2014	1,025,000	1,083,638
BB&T Corporation 3.200%, 03/15/2016 Callable 02/16/2016	3,080,000	3,280,631
Branch Banking & Trust Company (b):
0.862%, 09/13/2016	1,775,000	1,748,979
0.793%, 05/23/2017	1,284,000	1,256,413
Wells Fargo & Company:
4.625%, 04/15/2014	456,000	479,691
1.250%, 02/13/2015	1,500,000	1,514,856
2.625%, 12/15/2016	3,000,000	3,169,077

		13,616,490

Beverages - 1.0%
The Coca-Cola Company 5.350%, 11/15/2017	1,500,000	1,798,034
PepsiCo, Inc. 7.900%, 11/01/2018	214,000	289,137

		2,087,171

Biotechnology - 6.4%
Amgen Inc.:
2.500%, 11/15/2016	1,815,000	1,908,734
2.125%, 05/15/2017	2,350,000	2,437,002
Celgene Corporation 2.450%, 10/15/2015	5,279,000	5,481,756
Gilead Sciences, Inc. 2.400%, 12/01/2014	3,300,000	3,404,646

		13,232,138

Building Products - 0.8%
Masco Corporation 7.125%, 03/15/2020	1,350,000	1,572,892

Capital Markets - 1.4%
The Bank of New York Mellon Corporation 3.100%, 01/15/2015	738,000	773,604
The Goldman Sachs Group, Inc. 5.125%, 01/15/2015	1,000,000	1,074,808
Morgan Stanley 4.500%, 08/30/2015	1,000,000	1,002,760

		2,851,172

	Principal
CORPORATE BONDS	Amount	Value
Chemicals - 4.2%
Airgas, Inc.:
3.250%, 10/01/2015 Callable 09/01/2015	$2,794,000	$2,969,530
2.950%, 06/15/2016 Callable 05/15/2016	950,000	1,003,009
Eastman Chemical Company 3.000%, 12/15/2015	2,625,000	2,763,414
The Lubrizol Corporation 5.500%, 10/01/2014	1,579,000	1,712,299
Praxair, Inc. 5.250%, 11/15/2014	200,000	217,487

		8,665,739

Commercial Services & Supplies - 0.6%
Republic Services, Inc. 5.500%, 09/15/2019	1,000,000	1,185,939

Communications Equipment - 2.0%
Cisco Systems, Inc.:
5.500%, 02/22/2016	1,000,000	1,143,892
4.950%, 02/15/2019	700,000	829,788
Harris Corporation:
5.000%, 10/01/2015	1,088,000	1,193,813
6.375%, 06/15/2019	900,000	1,065,266

		4,232,759

Computers & Peripherals - 4.0%
Dell Inc. 5.625%, 04/15/2014	750,000	796,340
Hewlett-Packard Company:
1.550%, 05/30/2014	1,000,000	998,110
2.200%, 12/01/2015	1,000,000	1,002,070
3.000%, 09/15/2016	3,675,000	3,701,732
International Business Machines Corporation 5.700%, 09/14/2017	1,500,000	1,813,398

		8,311,650

Consumer Finance - 1.3%
American Express Credit Corporation 2.750%, 09/15/2015	2,485,000	2,606,932

Consumer Services - 1.8%
The Western Union Company:
5.930%, 10/01/2016	1,000,000	1,099,602
3.650%, 08/22/2018	2,500,000	2,558,692

		3,658,294

The accompanying notes are an integral part of these financial statements.

LKCM FIXED INCOME FUND

SCHEDULE OF INVESTMENTS, CONTINUED

December 31, 2012

	Principal
CORPORATE BONDS	Amount	Value
Containers & Packaging - 2.0%
Ball Corporation:
7.125%, 09/01/2016 Callable 09/01/2013	$1,825,000	$1,961,875
5.750%, 05/15/2021 Callable 11/15/2015	2,000,000	2,175,000

		4,136,875

Diversified Financial Services - 3.6%
JPMorgan Chase & Co.:
3.450%, 03/01/2016	3,525,000	3,746,402
4.250%, 10/15/2020	3,325,000	3,704,010

		7,450,412

Diversified Telecommunication Services - 5.1%
AT&T Inc. 5.100%, 09/15/2014	1,750,000	1,880,623
CenturyLink, Inc.:
5.150%, 06/15/2017	2,000,000	2,157,000
6.150%, 09/15/2019	1,402,000	1,541,136
6.450%, 06/15/2021	2,000,000	2,213,640
Verizon Communications Inc.:
5.550%, 02/15/2016	1,000,000	1,139,564
3.000%, 04/01/2016	490,000	522,160
5.500%, 02/15/2018	875,000	1,051,961

		10,506,084

Electric Utilities - 0.6%
Southern Power Co. 4.875%, 07/15/2015	1,050,000	1,150,805

Energy Equipment & Services - 1.9%
Weatherford International, Inc. 6.350%, 06/15/2017	1,550,000	1,775,826
Weatherford International Ltd (a) 4.500%, 04/15/2022 Callable 01/15/2022	2,000,000	2,126,468

		3,902,294

Food & Drug Retailing - 3.9%
CVS Caremark Corporation:
3.250%, 05/18/2015	1,000,000	1,060,782
5.750%, 06/01/2017	2,750,000	3,291,096
Walgreen Co.:
1.000%, 03/13/2015	725,000	726,003
1.800%, 09/15/2017	2,925,000	2,944,603

		8,022,484

Health Care Equipment & Supplies - 1.2%
DENTSPLY International Inc. 2.750%, 08/15/2016	1,446,000	1,501,555
Thermo Fisher Scientific, Inc. 3.250%, 11/20/2014	900,000	941,484

		2,443,039

	Principal
CORPORATE BONDS	Amount	Value
Health Care Providers & Services - 3.3%
Express Scripts Holding Co:
6.250%, 06/15/2014	$1,000,000	$1,077,256
3.125%, 05/15/2016	225,000	237,406
2.650%, 02/15/2017 (c) (Acquired 11/20/2012, Cost $3,124,897)	3,000,000	3,121,209
McKesson Corporation 3.250%, 03/01/2016	2,275,000	2,440,422

		6,876,293

Hotels, Restaurants & Leisure - 0.6%
McDonald’s Corporation 5.350%, 03/01/2018	1,000,000	1,207,571

Household Durables - 1.2%
Jarden Corporation:
8.000%, 05/01/2016 Callable 05/01/2013	1,000,000	1,067,500
7.500%, 01/15/2020 Callable 01/15/2015	1,340,000	1,477,350

		2,544,850

Household Products - 0.6%
The Procter & Gamble Company 8.000%, 09/01/2024 Putable 09/01/2014	775,000	1,161,590

Insurance - 1.9%
Berkshire Hathaway Inc. 4.850%, 01/15/2015	1,225,000	1,329,641
Prudential Financial, Inc. 3.000%, 05/12/2016	2,393,000	2,528,582

		3,858,223

Internet Catalog & Retail - 0.8%
Amazon.com, Inc. 1.200%, 11/29/2017	1,545,000	1,538,333

Media - 3.1%
DIRECTV Holdings LLC 3.550%, 03/15/2015	1,265,000	1,331,431
Time Warner Inc. 3.150%, 07/15/2015	3,175,000	3,359,601
The Walt Disney Company 5.625%, 09/15/2016	1,500,000	1,746,536

		6,437,568

Metals & Mining - 0.3%
Alcoa Inc. 5.550%, 02/01/2017	500,000	541,766

Multiline Retail - 2.5%
Family Dollar Stores, Inc. 5.000%, 02/01/2021	4,500,000	4,865,625

The accompanying notes are an integral part of these financial statements.

LKCM FIXED INCOME FUND

SCHEDULE OF INVESTMENTS, CONTINUED

December 31, 2012

CORPORATE BONDS	Principal Amount	Value
Multiline Retail - 2.5%, Continued
Kohl’s Corporation 6.250%, 12/15/2017	$282,000	$338,345

		5,203,970

Oil & Gas & Consumable Fuels - 18.1%
Anadarko Petroleum Corporation:
5.950%, 09/15/2016	2,000,000	2,304,204
6.375%, 09/15/2017	2,000,000	2,391,470
Devon Energy Corporation 2.400%, 07/15/2016 Callable 06/15/2016	1,830,000	1,897,013
Enterprise Products Operating LLC:
3.200%, 02/01/2016	2,229,000	2,356,978
4.050%, 02/15/2022	2,000,000	2,214,982
EOG Resources, Inc. 2.950%, 06/01/2015	1,200,000	1,262,192
Kinder Morgan Energy Partners, L.P. 4.150%, 03/01/2022	2,000,000	2,171,118
Linn Energy LLC / Linn Energy Finance Corporation (c) 6.250%, 11/01/2019 Callable 11/01/2015 (Acquired 05/11/2012, Cost $1,985,000)	2,000,000	2,020,000
Nabors Industries Inc. 4.625%, 09/15/2021	3,500,000	3,773,623
Noble Energy, Inc.: 5.250%, 04/15/2014	1,500,000	1,571,668
4.150%, 12/15/2021 Callable 09/15/2021	1,000,000	1,105,975
Noble Holding International Ltd. (a) 3.450%, 08/01/2015	4,855,000	5,119,248
Peabody Energy Corporation 6.500%, 09/15/2020	4,000,000	4,310,000
Range Resources Corporation: 8.000%, 05/15/2019 Callable 05/15/2014	500,000	556,250
5.000%, 08/15/2022 Callable 02/15/2017	4,100,000	4,305,000

		37,359,721

Pharmaceuticals - 2.5%
Teva Pharmaceutical Industries Ltd. (a): 3.000%, 06/15/2015	2,830,000	2,977,134
5.550%, 02/01/2016	1,860,000	2,106,703

		5,083,837

Road & Rail - 0.5%
Burlington Northern Santa Fe Corporation 5.650%, 05/01/2017	185,000	217,978
Norfolk Southern Corporation 5.257%, 09/17/2014	750,000	808,157

		1,026,135

CORPORATE BONDS	Principal Amount	Value
Semiconductor Equipment & Products - 2.6%
Analog Devices, Inc. 3.000%, 04/15/2016	$1,050,000	$1,114,465
Applied Materials, Inc. 2.650%, 06/15/2016	1,717,000	1,807,386
National Semiconductor Corporation 3.950%, 04/15/2015	2,275,000	2,451,554

		5,373,405

Software - 3.8%
Adobe Systems Incorporated 3.250%, 02/01/2015	2,175,000	2,278,774
Microsoft Corporation 2.950%, 06/01/2014	1,910,000	1,981,050
Symantec Corporation: 2.750%, 09/15/2015	2,300,000	2,380,350
2.750%, 06/15/2017 Callable 05/15/2017	1,160,000	1,194,196

		7,834,370

Specialty Retail - 0.8%
Lowe’s Companies, Inc. 5.000%, 10/15/2015	525,000	586,865
O’Reilly Automotive, Inc. 4.875%, 01/14/2021 Callable 10/14/2020	1,000,000	1,109,428

		1,696,293

TOTAL CORPORATE BONDS
(Cost $178,982,067)		189,893,346

PREFERRED STOCKS - 3.5%	Shares
Banks - 1.2%
BB&T Corporation: Callable 08/01/2017	40,000	1,019,200
Callable 11/01/2017	40,000	982,800
Wells Fargo & Company Callable 09/15/2017	20,000	503,600

		2,505,600

Capital Markets - 1.3%
The Goldman Sachs Group, Inc. Callable 02/19/2013	40,000	827,600
Merrill Lynch Preferred Capital Trust III Callable 02/19/2013	75,000	1,874,250

		2,701,850

Diversified Financial Services - 1.0%
JPMorgan Chase Capital XIV Callable 02/19/2013	75,000	1,908,000

TOTAL PREFERRED STOCKS
(Cost $7,201,733)		7,115,450

The accompanying notes are an integral part of these financial statements.

LKCM FIXED INCOME FUND

SCHEDULE OF INVESTMENTS, CONTINUED

December 31, 2012

U.S. GOVERNMENT & AGENCY ISSUES - 2.5%	Principal Amount	Value
Fannie Mae - 0.6%
5.000%, 03/15/2016	$1,000,000	$1,145,212

Federal Home Loan Bank - 0.8%
5.500%, 08/13/2014	500,000	543,027
4.875%, 05/17/2017	1,000,000	1,179,629

		1,722,656

Freddie Mac - 0.3%
5.125%, 11/17/2017	500,000	603,229
U.S. Treasury Notes - 0.8%
4.250%, 11/15/2014	500,000	537,207
4.250%, 08/15/2015	500,000	550,977
4.500%, 02/15/2016	500,000	563,633

		1,651,817

TOTAL U.S. GOVERNMENT & AGENCY ISSUES
(Cost $4,520,688)		5,122,914

SHORT-TERM INVESTMENT - 1.0%	Shares	Value
Money Market Fund (d) - 1.0%
Federated Government Obligations Fund - Institutional Shares, 0.01%	2,152,774	$2,152,774

TOTAL SHORT-TERM INVESTMENT
(Cost $2,152,774)		2,152,774

Total Investments - 99.2%
(Cost $192,857,262)		204,284,484
Other Assets in Excess of Liabilities - 0.8%		1,595,225

TOTAL NET ASSETS - 100.0%		$205,879,709

(a)	U.S. Dollar-denominated foreign security.
(b)	Floating rate.
(c)	Rule 144A security. Resale to the public may require registration or may extend only to qualified institutional buyers. The fair market value of the securities was $5,141,209 representing 2.50% of the Fund’s total net assets.
(d)	The rate quoted is the annualized seven-day yield of the fund at period end.

The Global Industry Classification Standard (GICS®) was developed by and/or is the exclusive property of MSCI, Inc. and Standard & Poor Financial Services LLC (“S&P”). GICS is a service mark of MSCI and S&P and has been licensed for use by U.S. Bancorp Fund Services, LLC.

The accompanying notes are an integral part of these financial statements.

STATEMENT OF ASSETS AND LIABILITIES

December 31, 2012

	LKCM Small Cap Equity Fund	LKCM Small-Mid Cap Equity Fund	LKCM Equity Fund	LKCM Balanced Fund	LKCM Fixed Income Fund
Assets:
Investments, at value*	$856,363,674	$249,980,169	$161,351,345	$21,773,135	$204,284,484
Dividends and interest receivable	180,708	60,794	84,138	58,354	1,900,173
Receivable for fund shares sold	7,133,446	841,028	165,451	2,500	63,500
Other assets	71,971	36,968	19,021	4,224	19,936

Total assets	863,749,799	250,918,959	161,619,955	21,838,213	206,268,093

Liabilities:
Payable for investment advisory fees	1,610,566	351,013	198,341	19,986	230,979
Payable for fund shares redeemed	1,121,066	205,445	235,671	600	85,277
Payable for administrative fees	113,329	35,640	22,529	3,423	27,968
Payable for accounting and transfer agent fees and expenses	50,424	106,119	15,110	7,137	17,036
Payable for distribution expense (Note B)	22,367	—	—	—	—
Accrued expenses and other liabilities	110,005	56,871	18,949	6,583	27,124

Total liabilities	3,027,757	755,088	490,600	37,729	388,384

Net assets	$860,722,042	$250,163,871	$161,129,355	$21,800,484	$205,879,709

Net assets consist of:
Paid in capital	$686,205,617	$239,661,829	$127,147,303	$16,753,575	$193,881,753
Accumulated net investment income	120,236	—	41,852	96	—
Accumulated net realized gain (loss) on securities	6,326,373	(5,994,606)	416,415	(272,515)	570,734
Net unrealized appreciation on investments	168,069,816	16,496,648	33,523,785	5,319,328	11,427,222

Net assets	$860,722,042	$250,163,871	$161,129,355	$21,800,484	$205,879,709

INSTITUTIONAL CLASS**
Net assets	$819,984,564	$250,163,871	$161,129,355	$21,800,484	$205,879,709
Shares of beneficial interest outstanding (unlimited shares of no par value authorized)	36,144,306	25,845,750	9,143,706	1,353,478	18,325,921
Net asset value per share (offering and redemption price)	$22.69	$9.68	$17.62	$16.11	$11.23

ADVISER CLASS
Net assets	$40,737,478
Shares of beneficial interest outstanding (unlimited shares of no par value authorized)	1,845,755
Net asset value per share (offering and redemption price)	$22.07

* Cost of Investments	$688,293,858	$233,483,521	$127,827,560	$16,453,807	$192,857,262

**	Currently, only the Small Cap Equity, Small-Mid Cap Equity and Equity Funds offer a second class.

The accompanying notes are an integral part of these financial statements.

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2012

	LKCM Small Cap Equity Fund	LKCM Small-Mid Cap Equity Fund	LKCM Equity Fund	LKCM Balanced Fund	LKCM Fixed Income Fund
Investment Income:
Dividends*	$12,921,480	$1,017,678	$2,124,154	$282,693	$308,595
Interest	3,753	1,446	900	135,740	6,990,736

Total income	12,925,233	1,019,124	2,125,054	418,433	7,299,331

Expenses:
Investment advisory fees	6,566,837	1,122,052	904,398	135,253	989,911
Distribution expense—Adviser Class (Note B)	113,400	—	—	—	—
Administrative fees	694,805	136,175	116,664	20,430	159,736
Accounting and transfer agent fees and expenses	323,492	295,223	81,714	42,613	100,246
Professional fees	146,816	22,729	23,415	7,022	35,199
Trustees’ fees	120,866	8,000	14,671	2,914	26,519
Custody fees and expenses	110,916	26,930	14,176	4,190	21,065
Federal and state registration	93,447	113,299	56,296	11,580	40,820
Reports to shareholders	32,319	23,019	3,985	1,048	3,980
Other	176,510	12,617	23,160	3,976	36,662

Total expenses	8,379,408	1,760,044	1,238,479	229,026	1,414,138
Less, expense waiver and/or reimbursement (Note B)	—	(263,974)	(204,881)	(62,559)	(127,253)

Net expenses	8,379,408	1,496,070	1,033,598	166,467	1,286,885

Net investment income (loss)	4,545,825	(476,946)	1,091,456	251,966	6,012,446

Realized and Unrealized Gain (Loss) on Investments:
Net realized gain (loss) on investments	71,291,554	(5,294,736)	416,504	207,068	1,628,044
Net change in unrealized appreciation/depreciation on investments	1,660,006	15,449,619	16,294,358	1,829,984	2,747,190

Net realized and unrealized gain on investments	72,951,560	10,154,883	16,710,862	2,037,052	4,375,234

Net Increase in Net Assets
Resulting from Operations	$77,497,385	$9,677,937	$17,802,318	$2,289,018	$10,387,680

* Net of foreign taxes withheld	$—	$1,725	$—	$559	$—

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN NET ASSETS

	LKCM Small Cap Equity Fund		LKCM Small-Mid Cap Equity Fund
	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2012	May 2, 2011(1) through December 31, 2011
Operations:
Net investment income (loss)	$4,545,825	$(2,783,986)	$(476,946)	$(37,460)
Net realized gain (loss) on investments	71,291,554	69,601,456	(5,294,736)	(699,870)
Net change in unrealized appreciation/depreciation on investments	1,660,006	(35,091,526)	15,449,619	1,047,029

Net increase in net assets resulting from operations	77,497,385	31,725,944	9,677,937	309,699

Dividends and Distributions to Institutional Class Shareholders:
Net investment income	(4,320,888)	—	—	—
Net realized gain on investments	(59,944,714)	—	—	—

	(64,265,602)	—	—	—

Dividends and Distributions to Adviser Class Shareholders:
Net investment income	(104,701)	—	—	—
Net realized gain on investments	(3,026,087)	—	—	—

	(3,130,788)	—	—	—

Net increase in net assets resulting from Fund share transactions (Note C)	22,217,530	62,042,933	216,731,428	23,444,807

Total increase in net assets	32,318,525	93,768,877	226,409,365	23,754,506
Net Assets:
Beginning of period	828,403,517	734,634,640	23,754,506	—

End of period*	$860,722,042	$828,403,517	$250,163,871	$23,754,506

* Including accumulated net investment income of	$120,236	$—	$—	$—

(1)	Commencement of operations.

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN NET ASSETS

	LKCM Equity Fund		LKCM Balanced Fund
	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2012	Year Ended December 31, 2011
Operations:
Net investment income	$1,091,456	$636,785	$251,966	$223,658
Net realized gain (loss) on investments	416,504	847,915	207,068	(4,518)
Net change in unrealized appreciation/depreciation on investments	16,294,358	1,370,417	1,829,984	271,728

Net increase in net assets resulting from operations	17,802,318	2,855,117	2,289,018	490,868

Dividends and Distributions to Shareholders:
Net investment income	(1,050,235)	(636,154)	(251,963)	(223,616)
Net realized gain on investments	(95,025)	(1,598,383)	—	—

	(1,145,260)	(2,234,537)	(251,963)	(223,616)

Net increase in net assets resulting from Fund share transactions (Note C)	41,924,696	29,557,371	1,203,679	1,806,145

Total increase in net assets	58,581,754	30,177,951	3,240,734	2,073,397
Net Assets:
Beginning of period	102,547,601	72,369,650	18,559,750	16,486,353

End of period*	$161,129,355	$102,547,601	$21,800,484	$18,559,750

* Including accumulated net investment income of	$41,852	$631	$96	$107

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN NET ASSETS

	LKCM
	Fixed Income Fund
	Year Ended December 31, 2012	Year Ended December 31, 2011
Operations:
Net investment income	$6,012,446	$5,703,042
Net realized gain on investments	1,628,044	917,718
Net change in unrealized appreciation/depreciation on investments	2,747,190	230,560

Net increase in net assets resulting from operations	10,387,680	6,851,320

Dividends and Distributions to Shareholders:
Net investment income	(6,031,076)	(5,721,525)
Net realized gain on investments	(1,152,139)	(1,206,565)

	(7,183,215)	(6,928,090)

Net increase in net assets resulting from Fund share transactions (Note C)	24,559,400	15,840,038

Total increase in net assets	27,763,865	15,763,268
Net Assets:
Beginning of period	178,115,844	162,352,576

End of period	$205,879,709	$178,115,844

The accompanying notes are an integral part of these financial statements.

FINANCIAL HIGHLIGHTS

SELECTED DATA FOR EACH SHARE OF CAPITAL STOCK OUTSTANDING

	LKCM Small Cap Equity Fund – Institutional Class
	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Net Asset Value—Beginning of Period	$22.45	$21.49	$16.16	$12.24	$20.03

Net investment income (loss)(1)	0.13	(0.08)	(0.07)	(0.05)	(0.03)
Net realized and unrealized gain (loss) on investments	2.01	1.04	5.40	3.97	(7.75)

Total from investment operations	2.14	0.96	5.33	3.92	(7.78)

Dividends from net investment income	(0.13)	—	—	—	—
Distributions from net realized gains	(1.77)	—	—	—	(0.01)

Total dividends and distributions	(1.90)	—	—	—	(0.01)

Net Asset Value—End of Period	$22.69	$22.45	$21.49	$16.16	$12.24

Total Return	9.74%	4.47%	32.98%	32.03%	(38.87)%
Ratios and Supplemental Data:
Net assets, end of period (thousands)	$819,985	$785,280	$690,511	$529,166	$385,223
Ratio of expenses to average net assets	0.94%	0.95%	0.96%	1.00%	0.97%
Ratio of net investment income (loss) to average net assets	0.53%	(0.33)%	(0.38)%	(0.35)%	(0.17)%
Portfolio turnover rate(2)	49%	50%	57%	59%	61%

(1)	Net investment income (loss) per share represents net investment income (loss) divided by the average shares outstanding throughout the period.
(2)	Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

	LKCM Small Cap Equity Fund – Adviser Class
	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Net Asset Value—Beginning of Period	$21.88	$21.00	$15.83	$12.02	$19.72

Net investment income (loss)(1)	0.07	(0.13)	(0.11)	(0.08)	(0.07)
Net realized and unrealized gain (loss) on investments	1.95	1.01	5.28	3.89	(7.62)

Total from investment operations	2.02	0.88	5.17	3.81	(7.69)

Dividends from net investment income	(0.06)	—	—	—	—
Distributions from net realized gains	(1.77)	—	—	—	(0.01)

Total dividends and distributions	(1.83)	—	—	—	(0.01)

Net Asset Value—End of Period	$22.07	$21.88	$21.00	$15.83	$12.02

Total Return	9.45%	4.19%	32.66%	31.70%	(39.02)%
Ratios and Supplemental Data:
Net assets, end of period (thousands)	$40,737	$43,124	$44,124	$35,725	$24,925
Ratio of expenses to average net assets	1.19%	1.20%	1.21%	1.25%	1.22%
Ratio of net investment income (loss) to average net assets	0.28%	(0.58)%	(0.63)%	(0.60)%	(0.42)%
Portfolio turnover rate(2)	49%	50%	57%	59%	61%

(1)	Net investment income (loss) per share represents net investment income (loss) divided by the average shares outstanding throughout the period.
(2)	Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

The accompanying notes are an integral part of these financial statements.

FINANCIAL HIGHLIGHTS

SELECTED DATA FOR EACH SHARE OF CAPITAL STOCK OUTSTANDING

	LKCM
	Small-Mid Cap Equity Fund
	Year Ended December 31, 2012	May 2, 2011(1) through December 31, 2011
Net Asset Value—Beginning of Period	$8.86	$10.00

Net investment loss(2)	(0.03)	(0.02)
Net realized and unrealized gain (loss) on investments	0.85	(1.12)

Total from investment operations	0.82	(1.14)

Net Asset Value—End of Period	$9.68	$8.86

Total Return	9.26%	(11.40	)%(3)
Ratios and Supplemental Data:
Net assets, end of period (thousands)	$250,164	$23,755
Ratio of expenses to average net assets:
Before expense waiver and/or reimbursement	1.18%	2.14	%(4)
After expense waiver and/or reimbursement	1.00%	1.00	%(4)
Ratio of net investment loss to average net assets:
Before expense waiver and/or reimbursement	(0.50)%	(1.55	)%(4)
After expense waiver and/or reimbursement	(0.32)%	(0.41	)%(4)
Portfolio turnover rate	56%	36%

(1)	Commencement of operations.
(2)	Net investment loss per share represents net investment loss divided by the average shares outstanding throughout the period.
(3)	Not annualized.
(4)	Annualized.

	LKCM Equity Fund
	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Net Asset Value—Beginning of Period	$15.34	$15.18	$13.02	$10.33	$15.38

Net investment income	0.14 (1)	0.11 (1)	0.08	0.10	0.16
Net realized and unrealized gain (loss) on investments	2.27	0.39	2.24	2.69	(5.05)

Total from investment operations	2.41	0.50	2.32	2.79	(4.89)

Dividends from net investment income	(0.12)	(0.10)	(0.08)	(0.10)	(0.16)
Distributions from net realized gains	(0.01)	(0.24)	(0.08)	—	—

Total dividends and distributions	(0.13)	(0.34)	(0.16)	(0.10)	(0.16)

Net Asset Value—End of Period	$17.62	$15.34	$15.18	$13.02	$10.33

Total Return	15.69%	3.30%	17.77%	27.01%	(31.80)%
Ratios and Supplemental Data:
Net assets, end of period (thousands)	$161,129	$102,548	$72,370	$49,157	$36,677
Ratio of expenses to average net assets:
Before expense waiver and/or reimbursement	0.96%	0.99%	1.04%	1.13%	1.06%
After expense waiver and/or reimbursement	0.80%	0.80%	0.80%	0.80%	0.80%
Ratio of net investment income to average net assets:
Before expense waiver and/or reimbursement	0.69%	0.54%	0.39%	0.62%	0.85%
After expense waiver and/or reimbursement	0.85%	0.73%	0.63%	0.95%	1.11%
Portfolio turnover rate	12%	20%	23%	26%	31%

(1)	Net investment income per share represents net investment income divided by the average shares outstanding throughout the period.

The accompanying notes are an integral part of these financial statements.

FINANCIAL HIGHLIGHTS

SELECTED DATA FOR EACH SHARE OF CAPITAL STOCK OUTSTANDING

	LKCM Balanced Fund
	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Net Asset Value—Beginning of Period	$14.53	$14.25	$13.09	$10.85	$13.84

Net investment income	0.19	0.17	0.18	0.22	0.26
Net realized and unrealized gain (loss) on investments	1.58	0.28	1.16	2.24	(2.96)

Total from investment operations	1.77	0.45	1.34	2.46	(2.70)

Dividends from net investment income	(0.19)	(0.17)	(0.18)	(0.22)	(0.28)
Distributions from net realized gains	—	—	—	—	(0.01)

Total dividends and distributions	(0.19)	(0.17)	(0.18)	(0.22)	(0.29)

Net Asset Value—End of Period	$16.11	$14.53	$14.25	$13.09	$10.85

Total Return	12.20%	3.16%	10.31%	22.90%	(19.70)%
Ratios and Supplemental Data:
Net assets, end of period (thousands)	$21,800	$18,560	$16,486	$13,476	$10,156
Ratio of expenses to average net assets:
Before expense waiver and/or reimbursement	1.10%	1.14%	1.25%	1.41%	1.38%
After expense waiver and/or reimbursement	0.80%	0.80%	0.80%	0.80%	0.80%
Ratio of net investment income to average net assets:
Before expense waiver and/or reimbursement	0.91%	0.83%	0.89%	1.28%	1.51%
After expense waiver and/or reimbursement	1.21%	1.17%	1.34%	1.89%	2.09%
Portfolio turnover rate	15%	34%	13%	22%	38%
	LKCM Fixed Income Fund
	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Net Asset Value—Beginning of Period	$11.04	$11.03	$10.85	$10.20	$10.33

Net investment income	0.34	0.37	0.40	0.43	0.43
Net realized and unrealized gain (loss) on investments	0.25	0.09	0.22	0.65	(0.13)

Total from investment operations	0.59	0.46	0.62	1.08	0.30

Dividends from net investment income	(0.34)	(0.37)	(0.40)	(0.43)	(0.43)
Distributions from net realized gains	(0.06)	(0.08)	(0.04)	—	—

Total dividends and distributions	(0.40)	(0.45)	(0.44)	(0.43)	(0.43)

Net Asset Value—End of Period	$11.23	$11.04	$11.03	$10.85	$10.20

Total Return	5.44%	4.22%	5.82%	10.77%	2.99%
Ratios and Supplemental Data:
Net assets, end of period (thousands)	$205,880	$178,116	$162,353	$149,218	$120,674
Ratio of expenses to average net assets:
Before expense waiver and/or reimbursement	0.71%	0.72%	0.73%	0.76%	0.73%
After expense waiver and/or reimbursement	0.65%	0.65%	0.65%	0.65%	0.65%
Ratio of net investment income to average net assets:
Before expense waiver and/or reimbursement	2.98%	3.31%	3.55%	4.00%	4.15%
After expense waiver and/or reimbursement	3.04%	3.38%	3.63%	4.11%	4.23%
Portfolio turnover rate	31%	24%	20%	30%	23%

The accompanying notes are an integral part of these financial statements.

LKCM FUNDS

NOTES TO THE FINANCIAL STATEMENTS

A. Organization and Significant Accounting Policies: LKCM Funds (the “Trust”) is registered under the Investment Company Act of 1940 (“1940 Act”) as an open-end, management investment company. The Trust was organized as a Delaware business trust on February 10, 1994 and consists of eight diversified series, five of which are presented herein and include the LKCM Small Cap Equity Fund, LKCM Small-Mid Cap Equity Fund, LKCM Equity Fund, LKCM Balanced Fund and LKCM Fixed Income Fund (collectively, the “Funds”), the assets of which are invested in separate, independently managed portfolios. Investment operations of the Funds began on July 14, 1994 (LKCM Small Cap Equity Fund), January 3, 1996 (LKCM Equity Fund), December 30, 1997 (LKCM Balanced Fund and LKCM Fixed Income Fund), and May 2, 2011 (LKCM Small-Mid Cap Equity Fund). The Small Cap Equity Fund and the Equity Fund issued a second class of shares, Adviser Class Shares, and renamed the initial class as Institutional Class Shares on May 1, 2003. The Small Cap Equity Adviser Class Shares were initially sold on June 5, 2003 and are subject to expenses pursuant to the Rule 12b-1 plan described in Note B. The Equity Fund and Small-Mid Cap Equity Fund Adviser Class Shares have not yet commenced sales. Each Fund charges a 1% redemption fee for redemptions on Fund shares held for less than 30 days.

The LKCM Small Cap Equity Fund seeks to maximize long-term capital appreciation by investing under normal circumstances at least 80% of its net assets in equity securities of smaller companies (those with market capitalizations at the time of investment between $400 million and $2.5 billion) which Luther King Capital Management Corporation (the “Adviser”) believes are likely to have above-average growth in revenue and/or earnings and potential for above-average capital appreciation. The LKCM Small-Mid Cap Equity Fund seeks to maximize long-term capital appreciation by investing under normal circumstances at least 80% of its net assets in equity securities of small-mid capitalization companies (those with market capitalizations at the time of investment between $1 billion and $7 billion) which the Adviser believes are likely to have above-average growth in revenue and/or earnings and potential for above average capital appreciation. The LKCM Equity Fund seeks to maximize long-term capital appreciation by investing under normal circumstances at least 80% of its net assets in equity securities of companies which the Adviser believes are likely to have above-average growth in revenue and/or earnings, above-average returns on shareholders’ equity and under-leveraged balance sheets, and potential for above-average capital appreciation. The LKCM Balanced Fund seeks to provide investors with current income and long-term capital appreciation by investing under normal circumstances primarily in a portfolio of equity and fixed income securities with at least 25% of the Fund’s total assets invested in fixed income securities. The LKCM Fixed Income Fund seeks to provide investors with current income by investing under normal circumstances at least 80% of its net assets in a portfolio of investment grade corporate and government fixed income securities.

The following is a summary of significant accounting policies followed by the Funds in preparation of the financial statements.

1. Security Valuation: Securities listed on a U.S. securities exchange for which market quotations are readily available are valued at the last quoted sale price taken from the exchange where the security is primarily traded. Nasdaq National Market securities are valued at the Nasdaq Official Closing Price (“NOCP”). Unlisted U.S. securities and listed U.S. securities not traded on the valuation date for which market quotations are readily available are valued at the mean of the most recent quoted bid and asked price. Securities listed on a foreign exchange for which market quotations are readily available are valued at the last quoted sales price available before the time when assets are valued. Debt securities (other than obligations having a maturity of 60 days or less) are normally valued at the mean of the bid and ask price and/or by using a combination of daily quotes or matrix evaluations provided by an independent pricing service. Debt securities purchased with remaining maturities of 60 days or less are valued at amortized cost which approximates fair value. Other assets and securities for which no quotations are readily available (including restricted securities) are valued in good faith at fair value using methods determined by the Board of Trustees. The Board has adopted specific procedures for valuing portfolio securities and delegated the implementation of these procedures to the Adviser. The procedures authorize the Adviser to make all determinations regarding the fair value of a portfolio security and to report such determinations to the Board of Trustees. The Funds may also use independent pricing services to assist in pricing portfolio securities.

The Trust has adopted accounting standards which establish an authoritative definition of fair value and set out a hierarchy for measuring fair value. These standards require additional disclosures about the various inputs and valuation techniques used to develop the measurements of fair value and a discussion of changes in valuation techniques and related inputs during the period. These standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy is organized into three levels based upon the assumptions (referred to as “inputs”) used in pricing the asset or liability. These standards state that “observable inputs” reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from independent sources and “unobservable inputs” reflect an entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability. These inputs are summarized in the three broad levels listed below.

Level 1 -	Quoted unadjusted prices for identical instruments in active markets to which the Trust has access at the date of measurement.

Level 2 -	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets. Level 2 inputs are those in markets for which there are few transactions, the prices are not current, little public information exists or instances where prices vary substantially over time or among brokered market makers.

Level 3 -	Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are those inputs that reflect the Trust’s own assumptions that market participants would use to price the asset or liability based on the best available information.

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. The following is a summary of the inputs used to value the Funds’ investments as of December 31, 2012:

LKCM Small Cap Equity Fund

Description	Level 1	Level 2	Level 3	Total
Common Stocks	$840,197,148	$—	$—	$840,197,148
Money Market Fund	16,166,526	—	—	16,166,526

Total Investments*	$856,363,674	$—	$—	$856,363,674

LKCM Small-Mid Cap Equity Fund

Description	Level 1	Level 2	Level 3	Total
Common Stocks	$240,326,762	$—	$—	$240,326,762
Money Market Funds	9,653,407	—	—	9,653,407

Total Investments*	$249,980,169	$—	$—	$249,980,169

LKCM Equity Fund

Description	Level 1	Level 2	Level 3	Total
Common Stocks	$144,783,861	$—	$—	$144,783,861
Money Market Funds	16,567,484	—	—	16,567,484

Total Investments*	$161,351,345	$—	$—	$161,351,345

LKCM Balanced Fund

Description	Level 1	Level 2	Level 3	Total
Common Stocks	$15,388,710	$—	$—	$15,388,710
Corporate Bonds	—	6,209,963	—	6,209,963
Money Market Fund	174,462	—	—	174,462

Total Investments*	$15,563,172	$6,209,963	$—	$21,773,135

LKCM Fixed Income Fund

Description	Level 1	Level 2	Level 3	Total
Preferred Stocks	$7,115,450	$—	$—	$7,115,450
Corporate Bonds	—	189,893,346	—	189,893,346
U.S. Government & Agency Issues	—	5,122,914	—	5,122,914
Money Market Fund	2,152,774	—	—	2,152,774

Total Investments*	$9,268,224	$195,016,260	$—	$204,284,484

*	Additional information regarding the industry classifications of these investments is disclosed in the Schedule of Investments.

There were no significant transfers into or out of Level 1, Level 2 or Level 3 fair value measurements during the reporting period, as compared to their classification from the previous annual report.

In May 2011, the FASB issued ASU No. 2011-04 “Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements” in GAAP and the International Financial Reporting Standards (“IFRS”). ASU No. 2011-04 amends FASB ASC Topic 820, Fair Value Measurements and Disclosures, to establish common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and IFRS. ASU No. 2011-04 is effective for fiscal years beginning after December 15, 2011 and for interim periods within those fiscal years. The Funds have disclosed the applicable requirements of this accounting standard in their financial statements.

2. Federal Income Taxes: The Funds have elected to be treated as “regulated investment companies” under Subchapter M of the Internal Revenue Code and each Fund intends to distribute all of its investment company net taxable income and net capital gains to shareholders. Therefore, no federal income tax provision is recorded.

3. Distributions to Shareholders: The LKCM Small Cap Equity, LKCM Small-Mid Cap Equity and LKCM Equity Funds generally intend to pay dividends and net capital gain distributions, if any, at least on an annual basis. The LKCM Balanced and LKCM Fixed Income Funds generally intend to pay dividends on a quarterly basis and net capital gain distributions, if any, at least on an annual basis.

4. Foreign Securities: Investing in securities of foreign companies and foreign governments involves special risks and considerations not typically associated with investing in U.S. companies and securities of the U.S. government. These risks include devaluation of currencies and future adverse political and economic developments. Moreover, securities of many foreign companies and foreign governments and their markets may be less liquid and their prices more volatile than those of securities of comparable U.S. companies and securities of the U.S. government.

5. Expense Allocation: Expenses incurred by the Funds are allocated among the Funds based upon (i) relative average net assets, (ii) a specific identification basis as incurred, or (iii) evenly among the Funds, depending on the nature of the expense. Expenses that are directly attributable to a class of shares, such as Rule 12b-1 distribution fees, are charged to that class. For multi-class Funds, income, unrealized and realized gains/losses are generally allocated between the Fund’s classes in proportion to their respective net assets.

6. Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

7. Guarantees and Indemnifications: In the normal course of business, the Funds enter into contracts with service providers that contain general indemnification clauses. The Funds’ maximum exposure under these arrangements is unknown as this would involve future claims against the Funds that have not yet occurred. Based on experience, the Funds expect the risk of loss to be remote.

8. Other: Security and shareholder transactions are recorded on the trade date. Realized gains and losses on sales of investments are calculated on the identified cost basis. Dividend income and dividends and distributions to shareholders are recorded on the ex-dividend date. Interest income is recognized on the accrual basis. All discounts and premiums are amortized on the effective interest method for tax and financial reporting purposes.

Generally accepted accounting principles require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share.

Accordingly, at December 31, 2012, reclassifications were recorded as follows:

	LKCM Small Cap Equity Fund	LKCM Small-Mid Cap Equity Fund	LKCM Equity Fund	LKCM Balanced Fund	LKCM Fixed Income Fund
Accumulated net investment income (loss)	$—	$476,946	$—	$(14)	$18,630
Accumulated gains (loss)	—	—	—	14	(18,630)
Capital stock	—	(476,946)	—	—	—

9. Restricted and Illiquid Securities: The Funds are permitted to invest in securities that are subject to legal or contractual restrictions on resale or are illiquid. Restricted securities generally may be resold in transactions exempt from registration. A security may be considered illiquid if it lacks a readily available market or if its valuation has not changed for a certain period of time. Disposal of these securities may involve time-consuming negotiations and expense, and prompt sale at the current valuation may be difficult.

B. Investment Advisory and Other Agreements: Luther King Capital Management Corporation (the “Adviser”) serves as the investment adviser to the Funds under an Investment Advisory Agreement (the “Agreement”). The Adviser receives a fee, computed daily and payable quarterly, at the annual rates presented below as applied to each Fund’s average daily net assets. The Adviser has contractually agreed to waive all or a portion of its management fee and/or reimburse the Funds through April 30, 2013 in order to limit each Fund’s operating expenses to the annual cap rates presented below. For the year ended December 31, 2012, the Adviser waived the following management fees to meet its expense cap obligations:

	LKCM Small Cap Equity Fund	LKCM Small-Mid Cap Equity Fund	LKCM Equity Fund	LKCM Balanced Fund	LKCM Fixed Income Fund
Annual Advisory Rate	0.75%	0.75%	0.70%	0.65%	0.50%
Annual Cap on Expenses	1.00% (Inst.)	1.00%	0.80%	0.80%	0.65%
	1.25% (Adviser)
Fees Waived in 2012	—	$263,974	$204,881	$62,559	$127,253

U.S. Bancorp Fund Services, LLC serves as transfer agent and administrator for the Trust and serves as accounting services agent for the Trust. U.S. Bank, N.A. serves as custodian for the Trust.

Distribution services are performed pursuant to a distribution contract with Quasar Distributors, LLC, the Trust’s principal underwriter.

The Small Cap Equity Fund, Small-Mid Cap Equity and the Equity Fund have adopted a Rule 12b-1 plan under which the Adviser Class of each Fund may pay up to 1.00% of its average daily net assets for distribution and other services. However, the Board of Trustees has currently only authorized a fee of 0.25% of each Fund’s average daily net assets. For the year ended December 31, 2012, fees accrued by the Small Cap Equity Fund pursuant to the 12b-1 Plan were $113,400.

C. Fund Shares: At December 31, 2012, there was an unlimited number of shares of beneficial interest, no par value, authorized. The following table summarizes the activity in shares of each Fund:

Small Cap Equity Fund

	Year Ended December 31, 2012		Year Ended December 31, 2011
	Institutional Class		Institutional Class
	Shares	Amount	Shares	Amount
Shares sold	8,100,091	$196,206,366	8,832,325	$201,191,471
Shares issued to shareholders in reinvestment of distributions	2,352,426	52,200,325	—	—
Shares redeemed	(9,289,328)	(223,028,143)	(5,987,585)	(135,600,658)
Redemption fee		16,577		7,239

Net increase	1,163,189	$25,395,125	2,844,740	$65,598,052

Shares Outstanding:
Beginning of period	34,981,117		32,136,377

End of period	36,144,306		34,981,117

	Year Ended December 31, 2012		Year Ended December 31, 2011
	Adviser Class		Adviser Class
	Shares	Amount	Shares	Amount
Shares sold	354,133	$8,367,217	818,200	$17,753,894
Shares issued to shareholders in reinvestment of distributions	144,448	3,118,634	—	—
Shares redeemed	(623,689)	(14,664,514)	(948,884)	(21,309,344)
Redemption fee		1,068		331

Net decrease	(125,108)	$(3,177,595)	(130,684)	$(3,555,119)

Shares Outstanding:
Beginning of period	1,970,863		2,101,547

End of period	1,845,755		1,970,863

Total Net Increase		$22,217,530		$62,042,933

Small-Mid Cap Equity Fund

	Year Ended December 31, 2012		May 2, 2011(1) through December 31, 2011
	Shares	Amount	Shares	Amount
Shares sold	25,719,580	$241,058,436	2,908,059	$25,500,659
Shares redeemed	(2,555,855)	(24,343,804)	(226,034)	(2,055,865)
Redemption fee		16,796		13

Net increase	23,163,725	$216,731,428	2,682,025	$23,444,807

Shares Outstanding:
Beginning of period	2,682,025		—

End of period	25,845,750		2,682,025

(1)	Commencement of operations.

Equity Fund

	Year Ended		Year Ended
	December 31, 2012		December 31, 2011
	Shares	Amount	Shares	Amount
Shares sold	3,492,239	$59,271,200	2,438,054	$37,526,183
Shares issued to shareholders in reinvestment of distributions	55,498	964,550	141,992	2,188,102
Shares redeemed	(1,089,491)	(18,316,158)	(663,144)	(10,157,406)
Redemption fee		5,104		492

Net increase	2,458,246	$41,924,696	1,916,902	$29,557,371

Shares Outstanding:
Beginning of period	6,685,460		4,768,558

End of period	9,143,706		6,685,460

Balanced Fund

	Year Ended		Year Ended
	December 31, 2012		December 31, 2011
	Shares	Amount	Shares	Amount
Shares sold	119,962	$1,887,652	387,905	$5,695,753
Shares issued to shareholders in reinvestment of distributions	15,738	248,897	15,313	221,650
Shares redeemed	(59,493)	(932,870)	(282,945)	(4,111,314)
Redemption fee		—		56

Net increase	76,207	$1,203,679	120,273	$1,806,145

Shares Outstanding:
Beginning of period	1,277,271		1,156,998

End of period	1,353,478		1,277,271

Fixed Income Fund

	Year Ended		Year Ended
	December 31, 2012		December 31, 2011
	Shares	Amount	Shares	Amount
Shares sold	3,756,490	$42,295,000	2,238,192	$24,941,740
Shares issued to shareholders in reinvestment of distributions	565,654	6,353,109	557,529	6,158,736
Shares redeemed	(2,132,409)	(24,088,709)	(1,372,672)	(15,260,453)
Redemption fee		—		15

Net increase	2,189,735	$24,559,400	1,423,049	$15,840,038

Shares Outstanding:
Beginning of period	16,136,186		14,713,137

End of period	18,325,921		16,136,186

D. Security Transactions: Purchases and sales of investment securities, other than short-term investments, for the year ended December 31, 2012 were as follows:

	Purchases		Sales
	U.S. Government	Other	U.S. Government	Other
LKCM Small Cap Equity Fund	$—	$412,289,257	$—	$432,048,417
LKCM Small-Mid Cap Equity Fund	—	286,901,528	—	78,399,228
LKCM Equity Fund	—	43,011,893	—	14,276,776
LKCM Balanced Fund	—	4,237,210	—	3,030,779
LKCM Fixed Income Fund	—	83,803,299	1,274,660	57,799,768

E. Tax Information: At December 31, 2012, the components of accumulated earnings (losses) on a tax basis were as follows:

	LKCM Small Cap Equity Fund	LKCM Small-Mid Cap Equity Fund	LKCM Equity Fund	LKCM Balanced Fund	LKCM Fixed Income Fund
Cost of Investments	$688,341,596	$234,230,250	$127,827,560	$16,453,807	$192,857,262

Gross Unrealized Appreciation	192,757,843	21,914,404	35,317,824	5,409,583	11,743,865
Gross Unrealized Depreciation	(24,735,765)	(6,164,485)	(1,794,039)	(90,255)	(316,643)

Net Unrealized Appreciation	$168,022,078	$15,749,919	$33,523,785	$5,319,328	$11,427,222

Undistributed Ordinary Income	120,236	—	41,852	96	—
Undistributed Long-Term Capital Gain	6,374,111	—	416,415	—	570,734

Total Distributable Earnings	$6,494,347	$—	$458,267	$96	$570,734

Other Accumulated Losses	$—	$(5,247,877)	$—	$(272,515)	$—

Total Accumulated Gains	$174,516,425	$10,502,042	$33,982,052	$5,046,909	$11,997,956

The difference between book-basis and tax-basis unrealized appreciation is attributable primarily to the tax deferral of losses on wash sales and partnerships.

At December 31, 2012, the capital loss carryforwards were as follows:

	Month/Year Realized	Month/Year Expiring	Short-Term
LKCM Small-Mid Cap Equity Fund	Unexpiring Losses		$5,247,877
LKCM Balanced Fund	12/2009	12/2017	$180,429

To the extent the Funds realize future net capital gains, taxable distributions will be reduced by any unused capital loss carryforwards as permitted by the Internal Revenue Code.

During the year ended December 31, 2012, the LKCM Balanced Fund utilized capital loss carryforwards of $239,865.

At December 31, 2012, the LKCM Balanced Fund deferred, on a tax basis, post-October capital losses of $92,086.

The tax components of dividends paid during the periods shown below were as follows:

	Year Ended December 31, 2012		Year Ended December 31, 2011
	Ordinary Income	Long-Term Capital Gains	Ordinary Income	Long-Term Capital Gains
LKCM Small Cap Equity Fund	$4,425,589	$62,970,801	$—	$—
LKCM Small-Mid Cap Equity Fund	—	—	—	—
LKCM Equity Fund	1,050,235	95,025	636,154	1,598,383
LKCM Balanced Fund	251,963	—	223,616	—
LKCM Fixed Income Fund	6,096,109	1,087,106	5,739,348	1,188,742

The Trust has adopted financial reporting rules regarding recognition and measurement of tax positions taken or expected to be taken on a tax return. The Trust has reviewed all open tax years and major jurisdictions and concluded that there is no impact on the Funds’ financial position or results of operations. Tax years that remain open to examination by major tax jurisdictions include tax years ended December 31, 2009 through December 31, 2012. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken on tax returns as of December 31, 2012. The Funds are not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next twelve months. If applicable, the Funds would recognize interest accrued related to unrecognized tax benefits in “interest expense” and penalties in “other expense” on the statement of operations.

F. Election of Trustees: On February 21, 2013, the Trust held a Special Meeting of Shareholders to elect Trustees to the Board of Trustees of the Trust. In connection with the Special Meeting of Shareholders, the Trust’s shareholders elected J. Luther King, Jr., H. Kirk Downey, Earle A. Shields, Jr., Richard J. Howell, Steven Purvis and Larry J. Lockwood to serve as trustees to the Board of Trustees of the Trust.

The following table illustrates the results of the voting with respect to the election of Trustees:

Trustee	For	Withheld
J. Luther King Jr.	83,209,072	2,032,811
H. Kirk Downey	83,238,239	2,003,646
Earle A. Shields, Jr.	83,208,667	2,033,217
Richard J. Howell	83,248,488	1,993,396
Steven R. Purvis	80,694,422	4,547,461
Larry J. Lockwood	84,999,777	242,107

G. Subsequent Events: In preparing these financial statements, the Trust has evaluated events after December 31, 2012 that would require adjustment to or additional disclosure in these financial statements.

The Board of Trustees of the Trust and the Board of Directors of Armstrong Associates, Inc. (“Armstrong”) have approved an agreement and plan of reorganization and dissolution between Armstrong and the Trust, on behalf of the LKCM Equity Fund (the “Plan”). Under the Plan, Armstrong would transfer all of its assets to the LKCM Equity Fund, and the LKCM Equity Fund would assume all of the liabilities of Armstrong, in exchange solely for Institutional Class shares of the LKCM Equity Fund, following which Armstrong would distribute those LKCM Equity Fund shares pro rata to its shareholders and dissolve. The Plan must be approved by the shareholders of Armstrong. The Trust currently expects that Armstrong will hold a special meeting of its shareholders to consider the Plan during the second quarter of 2013.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Trustees of LKCM Funds:

We have audited the accompanying statements of assets and liabilities, including the schedules of investments, of LKCM Funds (the “Funds”) comprising the LKCM Small Cap Equity Fund, LKCM Equity Fund, LKCM Balanced Fund, LKCM Fixed Income Fund, and LKCM Small-Mid Cap Equity Fund as of December 31, 2012, and the related statements of operations, statements of changes in net assets, and financial highlights for the periods presented. These financial statements and financial highlights are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Funds are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2012, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the portfolios constituting the LKCM Funds as of December 31, 2012, and the results of their operations, the changes in their net assets, and the financial highlights for the periods indicated in the first paragraph, in conformity with accounting principles generally accepted in the United States of America.

Milwaukee, Wisconsin

February 27, 2013

LKCM FUNDS

ADDITIONAL INFORMATION

December 31, 2012

Availability of Proxy Voting Information: A description of the policies and procedures that the Funds use to determine how to vote proxies relating to their portfolio securities, as well as the proxy voting record, is available without charge, upon request, by calling toll-free 1-800-688-LKCM or on the SEC website at http://www.sec.gov.

The actual voting records relating to portfolio securities during the twelve month period ended June 30 (as filed with the SEC on Form N-PX) are available without charge, upon request, by calling the Funds toll free at 1-800-688-LKCM or by accessing the SEC’s website at www.sec.gov.

Availability of Quarterly Portfolio Schedule: The Funds’ are required to file complete schedules of portfolio holdings with the SEC for the first and third fiscal quarters on Form N-Q. Once filed, the Funds’ Form N-Q is available without charge upon request on the SEC’s website(http://www.sec.gov) and may be available by calling 1-800-688-LKCM. You can also obtain copies of Form N-Q by (i) visiting the SEC’s Public Reference Room in Washington, DC (information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330); (ii) sending your request and a duplicating fee to the SEC’s Public Reference Room, Washington, DC 20549; or (iii) sending your request electronically to publicinfosec.gov.

Information about the Funds’ Trustees:

The business and affairs of the Funds are managed under the direction of the Funds’ Board of Trustees. Information pertaining to the Trustees of the Funds is set forth below. The Statement of Additional Information includes additional information about the Funds’Trustees and officers and is available, without charge, upon request by calling 1-800-688-LKCM.

Name, Address and Age	Position(s) Held with the Trust	Term of Office & Length of Time Served(1)	Principal Occupation During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee
Disinterested Trustees:

H. Kirk Downey 301 Commerce Street Suite 1600 Fort Worth, TX 76102 Year of Birth: 1942	Chairman of the Board of Trustees	Since 2005	President and CEO, Texas Systems, LLC and CEO, Texas learning systems LLC since 1999; Dean, M.J. Neeley School of Business, Texas Christian University Business School from 1987 to 1999.	8	Non-Executive Chairman of the Board of AZZ Incorporated, (a manufacturing company).
	Trustee	Since 1994

Earle A. Shields, Jr. 301 Commerce Street Suite 1600 Fort Worth, TX 76102 Year of Birth: 1920	Trustee	Since 1994	Consultant; formerly Consultant for NASDAQ Corp. and Vice President, Merrill Lynch & Co., Inc.	8	Priests Pension Fund of the Catholic Diocese of Fort Worth, Lay Workers Pension Fund of the Catholic Diocese of Fort Worth, St. Joseph Health Care Trust, Catholic Schools Trust and Catholic Foundation of North Texas.

Richard J. Howell 301 Commerce Street	Trustee	Since 2005	CPA; Adjunct Faculty at SMU Cox School of Business from	8	Red Robin Gourmet Burgers, Inc.
Suite 1600 Fort Worth, TX 76102 Year of Birth: 1942	Chairman of the Audit and Compliance Committee	Since 2008	2004 to 2009; Consulting Services, since 2002; Audit Partner, Arthur Andersen LLP from 1974 to 2002.

Larry J. Lockwood 301 Commerce Street Suite 1600 Fort Worth, TX 76102 Year of Birth: 1953	Trustee	Since 2013	C.R. Williams Professor of Finance, Stan Block Endowed Chair in Finance, Department of Finance, Neeley School of Business, Texas Christian University since 1994.	8	N/A

Interested Trustees:

J. Luther King, Jr.(2) 301 Commerce Street Suite 1600 Fort Worth, TX 76102 Year of Birth: 1940	Trustee, President and Chief Executive Officer	Since 1994	Chairman, President and Director, Luther King Capital Management Corporation since 1979.	8	4K Land & Cattle Company (ranching), Hunt Forest Products (lumber), Southwestern Exposition & Livestock (livestock), Southwest JLK Corporation (management company), Texas Christian University, Texas Southwestern Cattleraisers Foundation (livestock), Tyler Technologies (information management company for government agencies), King Ranch, Inc. (ranching), and Amon Carter Museum of American Art.

(1)	Each Trustee holds office during the lifetime of the Trust until that individual resigns, retires or is otherwise removed or replaced.
(2)	Mr. King and Mr. Purvis are “interested persons” of the Trust (as defined in the 1940 Act) because of their affiliation with the Adviser.

Information about the Funds’ Trustees, Continued

Name, Address and Age	Position(s) Held with the Trust	Term of Office & Length of Time Served(1)	Principal Occupation During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee
Interested Trustees, Continued:

Steve R. Purvis(2) 301 Commerce Street	Trustee	Since 2013	Principal, Luther King Capital Management since 2003, Vice	8	N/A
Suite 1600 Fort Worth, TX 76102 Year of Birth: 1964	Vice President	Since 2000	President and Portfolio Adviser Luther King Capital Management since 1996.

Name, Address and Age	Position(s) Held with the Trust	Term of Office & Length of Time Served(1)	Principal Occupation During Past Five Years
Officers:

J. Luther King, Jr. 301 Commerce Street Suite 1600 Fort Worth, TX 76102 Year of Birth: 1940	Trustee, President and Chief Executive Officer	Since 1994	Chairman, President and Director, Luther King Capital Management Corporation since 1979.

Paul W. Greenwell 301 Commerce Street Suite 1600 Fort Worth, TX 76102 Year of Birth: 1950	Vice President	Since 1996	Principal, Luther King Capital Management since 1986, Vice President and Portfolio Manager, Luther King Capital Management since 1983.

Richard Lenart 301 Commerce Street Suite 1600 Fort Worth, TX 76102 Year of Birth: 1966	Secretary and Treasurer	Since 2006	Luther King Capital Management since 2005.

Steven R. Purvis 301 Commerce Street Suite 1600 Fort Worth, TX 76102 Year of Birth: 1964	Trustee Vice President	Since 2013 Since 2000	Principal, Luther King Capital Management since 2003, Vice President and Portfolio Manager, Luther King Capital Management since 1996.

Jacob D. Smith 301 Commerce Street Suite 1600 Fort Worth, TX 76102	Chief Financial Officer	Since 2010	Vice President, General Counsel and Chief Compliance Officer, Luther King Capital Management since 2006.
Year of Birth: 1974	Chief Compliance Officer	Since 2006

(1)	Each Trustee holds office during the lifetime of the Trust until that individual resigns, retires or is otherwise removed or replaced.
(2)	Mr. King and Mr. Purvis are “interested persons” of the Trust (as defined in the 1940 Act) because of their affiliation with the Adviser.

PRIVACY NOTICE

Our Commitment to Your Privacy

At LKCM Funds, we are committed to safeguarding the confidentiality and privacy of personal information about our shareholders. This privacy notice describes the policies and procedures we have implemented to protect the privacy of your personal information as well as the sources through which we may obtain personal information about you.

How We Protect Your Personal Information

Protecting your personal information is an important priority at LKCM Funds. Accordingly, we have implemented policies and procedures designed to safeguard your personal information, such as your social security number, portfolio and investment history, account numbers, account balances, and contact information from unauthorized access. Pursuant to these policies and procedures, we maintain various physical, technological, and administrative safeguards to protect the security and confidentiality of your personal information, and we adapt these safeguards to respond to evolving technological and other standards.

We do not disclose nonpublic personal information about you to nonaffiliated third parties, except as authorized by you or your representatives, as required or permitted by law, or to certain nonaffiliated third parties, such as custodians, brokers, auditors, attorneys, or proxy administrators, that assist us in providing investment management services to you or on your behalf.

How We Obtain Your Personal Information

We collect nonpublic personal information about you from various sources, including documents and other information that you or your representatives provide to us, communications that we have with you or your representatives, and documents and other information related to your investments or portfolio experience with us.

Please do not hesitate to contact our Chief Compliance Officer if you have any questions regarding the measures we have implemented to protect the privacy of your personal information.

U.S. Bancorp Fund Services, LLC

P.O. Box 701

Milwaukee, WI 53201-0701

LKCM FUNDS

P.O. Box 701

Milwaukee, WI 53201-0701

Officers and Trustees
J. Luther King, Jr., CFA, CIC	H. Kirk Downey	Larry J. Lockwood
Trustee, President	Chairman of the Board	Trustee

Paul W. Greenwell	Richard J. Howell	Richard Lenart
Vice President	Trustee	Secretary & Treasurer

Steven R. Purvis, CFA	Earle A. Shields, Jr.	Jacob D. Smith
Trustee, Vice President	Trustee	Chief Financial Officer
Chief Compliance Officer

Investment Adviser
Luther King Capital Management Corporation
301 Commerce Street, Suite 1600
Fort Worth, TX 76102

Administrator, Transfer Agent, Dividend
Paying Agent & Shareholder Servicing Agent
U.S. Bancorp Fund Services, LLC
P.O. Box 701
Milwaukee, WI 53201-0701

Custodian
U.S. Bank, N.A.
1555 N. River Center Drive, Suite 302
Milwaukee, WI 53212

Independent Registered Public Accounting Firm
Deloitte & Touche LLP
555 E. Wells St., Suite 1400
Milwaukee, WI 53202

Distributor
Quasar Distributors, LLC
615 E. Michigan Street
Milwaukee, WI 53202